Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
among
LEAR CORPORATION,

THE FOREIGN SUBSIDIARY BORROWERS,
The Several Lenders from Time to Time Parties Hereto,
BANK OF AMERICA, N.A., BNP PARIBAS, CITIBANK, N.A. AND
HSBC BANK USA, NATIONAL ASSOCIATION
as Syndication Agents,
MUFG BANK, LTD., PNC BANK, NATIONAL ASSOCIATION, ROYAL BANK OF CANADA, SUMITOMO MITSUI BANKING CORPORATION, WELLS FARGO BANK, NATIONAL ASSOCIATION AND SOCIÉTÉ GÉNÉRALE
as Co-Documentation Agents,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
Dated as of July 24, 2025

JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC., BNP PARIBAS, CITIBANK, N.A. AND HSBC SECURITIES (USA) INC
as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

1.1A	Commitments
1.1B	Foreign Subsidiary Borrowers
4.3	Consents, Authorizations, Filings and Notices
4.14	Subsidiaries
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Compliance Certificate
C	[Reserved]
D	Forms of U.S. Tax Certificate
E	Form of Closing Certificate
F	Matters to be Covered by Foreign Subsidiary Opinion
G	Form of Joinder Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 24, 2025, among (i) LEAR CORPORATION, a Delaware corporation (the “Company”), (ii) each FOREIGN SUBSIDIARY BORROWER (as defined below) (together with the Company, the “Borrowers”), (iii) the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), (iv) BANK OF AMERICA, N.A., BNP PARIBAS, CITIBANK, N.A. AND HSBC BANK USA, NATIONAL ASSOCIATION, as syndication agents (collectively, the “Syndication Agents”), (v) MUFG BANK, LTD., PNC BANK, NATIONAL ASSOCIATION, ROYAL BANK OF CANADA, SUMITOMO MITSUI BANKING CORPORATION, WELLS FARGO BANK, NATIONAL ASSOCIATION AND SOCIÉTÉ GÉNÈRALE, as co-documentation agents (collectively, the “Co-Documentation Agents”) and (vi) JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
WHEREAS, the Company is party to the Existing Credit Agreement (as defined below) and wishes to amend and restate the Existing Credit Agreement on the terms and conditions set forth in this Agreement so as to, among other things, (i) refinance the Revolving Facility (as defined in the Existing Credit Agreement, and for purposes hereof, the “Existing Revolving Facility”; the commitments thereunder, the “Existing Revolving Commitments” and the loans thereunder, the “Existing Revolving Loans”) in its entirety with the Revolving Facility (as defined herein) hereunder and (ii) add Lear Automotive Services (Netherlands) B.V. as a Foreign Subsidiary Borrower hereunder;
WHEREAS, each Revolving Lender on the signature pages hereto has agreed (i) to provide Revolving Commitments in the amounts set forth next to its name on Schedule 1.1A hereto and, to the extent applicable, agrees that its Existing Revolving Commitment shall be terminated and replaced with the Revolving Commitments hereunder and (ii) that all Existing Revolving Loans shall be repaid on the date hereof, together with accrued interest and fees then due and payable, in accordance with the terms and conditions of the Existing Credit Agreement as in effect immediately prior to the Closing Date, and reborrowed as Revolving Loans in accordance with Section 2.1 of this Agreement; and each Revolving Lender party hereto hereby agrees that (i) the requirements set forth in Sections 2.1 and 2.4 of the Existing Credit Agreement with respect to the repayment and borrowings shall be deemed satisfied by this Agreement and (ii) Section 2.17 of the Existing Credit Agreement shall not apply to any such repayment;
WHEREAS, each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A. (together with Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein), HSBC Securities (USA) Inc and BNP Paribas is a joint lead arranger and joint book runner (in such capacity, collectively, the “Arrangers”) for the Revolving Facility and this Agreement;
WHEREAS, the Lenders party hereto (which for the avoidance of doubt, constitute “Required Lenders” under the Existing Credit Agreement), the Administrative Agent, the Issuing Banks and the Swingline Lenders are willing to agree to the amendment and restatement of the Existing Credit Agreement as set forth herein;
The parties hereto hereby agree as follows:
SECTION 1.    DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Rate for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.0%; provided that, for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or such Term SOFR Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the NYFRB Rate or such Term SOFR Rate, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, with respect to the Revolving Facility, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR. Only Loans denominated in Dollars may be ABR Loans.
“Accepting Lenders”: as defined in Section 2.21(a).
“Acquired Entity or Business”: each Person, property, business or assets acquired by the Company or a Restricted Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Company or such Restricted Subsidiary.
“Acquisition”: any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).
“Acquisition Holiday”: as defined in Section 7.1.
“Additional Lender”: as defined in Section 2.19.
“Adjusted Daily Simple CORRA”: Daily Simple CORRA plus 0.29547%; provided that if the Adjusted Daily Simple CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.
“Adjusted EURIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a)  the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall deemed to be equal to the Floor for purposes of this Agreement.
“Adjusted Term CORRA Rate”: the rate per annum equal to (a) Term CORRA for such calculation plus (b) 0.29547% for a one month interest period or 0.32138% for a three month interest period; provided that if Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender”: as defined in Section 1.5.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agent Indemnitees”: as defined in Section 9.7.
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreed Currencies”: Dollars and each Alternative Currency.
“Agreement”: as defined in the preamble hereto.
“Agreement Currency”: as defined in Section 10.16.
“Alternative Currency”: (a) Euros, Pounds Sterling and (except in the case of Swingline Alternative Currency Loans) Canadian Dollars and (b) any other currency (other than Dollars) that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, provided that such currency is reasonably acceptable to the Administrative Agent and (i) in the case of an Alternative Currency Loan, each Revolving Lender, (ii) in the case of an Alternative Currency Letter of Credit, the applicable Issuing Lender and (iii) in the case of a Swingline Alternative Currency Loan, the applicable Swingline Alternative Currency Lender.
“Alternative Currency Amount”: with respect to an amount denominated in Dollars, the equivalent in any Alternative Currency of such amount determined at the Exchange Rate on the date of determination of such equivalent.
“Alternative Currency Exposure”: at any time, the sum of (i) the Aggregate Alternative Currency L/C Exposure and (ii) the aggregate Alternative Currency Loan Exposure.
“Alternative Currency L/C Exposure”: at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn and unexpired amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the Dollar Equivalent, calculated in each case using the Exchange Rate at the time the applicable L/C Disbursement is made, of the aggregate principal amount of all L/C Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time.
“Alternative Currency Letter of Credit”: a Letter of Credit denominated in an Alternative Currency.
“Alternative Currency Loan”: any Loan denominated in an Alternative Currency.
“Alternative Currency Loan Exposure”: at any time, the Dollar Equivalent of outstanding Alternative Currency Loans.
“Alternative Currency Sublimit”: $750,000,000, as reduced or increased from time to time in accordance with this Agreement.
“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries or, to the knowledge of the Company, its Affiliates from time to time concerning or relating to bribery, money laundering or corruption, including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Applicable Margin”: with regard to each Loan, a percentage per annum determined pursuant to the Applicable Pricing Grid by reference to the Corporate Ratings in effect at the time.
“Applicable Pricing Grid”: the tables set forth below:

Category	Corporate Rating (S&P/Moody’s)	Revolving Applicable Margin		Facility Fee Rate
		Term Benchmark, Central Bank Rate and RFR Loans	ABR and Canadian Prime Rate Loans
1	≥A-/A3	0.925%	0.00%	0.075%
2	BBB+/Baa1	1.025%	0.025%	0.10%
3	BBB/Baa2	1.125%	0.125%	0.125%
4	BBB-/Baa3	1.325%	0.325%	0.175%
5	≤ BB+/Ba1	1.45%	0.45%	0.20%

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.
“Approved Electronic Platform”: IntraLinks™, DebtDomain, Syntrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system.
“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
“Arrangers”: as defined in the recitals hereto.
“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A.
“Attributable Receivable Indebtedness”: with respect to any Receivable Financing Transaction at any time shall mean the principal amount of Indebtedness which (i) if such Receivable Financing Transaction is structured as a secured lending agreement, would constitute the principal amount of such Indebtedness or (ii) if such Receivable Financing Transaction is structured as a purchase agreement or factoring arrangement, would be outstanding at such time under such Receivable Financing Transaction if such Receivable Financing Transaction were structured as a secured lending agreement rather than a purchase agreement.
“Available Revolving Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.
“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark”: initially, with respect to any (i) RFR Loan, the applicable Relevant Rate for Dollars or such applicable Alternative Currency or (ii) Term Benchmark Loan, the Relevant Rate for Dollars or for such applicable Alternative Currency; provided that if a Benchmark Transition Event or Term CORRA Reelection Event, and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for Dollars or such Alternative Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.
“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1)    in the case of any Loan denominated in Dollars, Daily Simple SOFR and/or in the case of any Loan denominated in Canadian Dollars, Adjusted Daily Simple CORRA;
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
provided that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the Adjusted Term CORRA Rate.
If the Benchmark Replacement as determined pursuant to clause (1)or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Company) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Company) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;or
(3)    in the case of a Term CORRA Reelection Event, the date that is thirty (30) days after the date a Term CORRA Notice (if any) is provided to the Lenders and the Borrower pursuant to Section 2.13(c).
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.
“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefited Lender”: as defined in Section 10.7(a).
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrowers”: the Company and the Foreign Subsidiary Borrowers.
“Borrowing”: Loans of the same Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
“Borrowing Date”: any Business Day specified by a Borrower as a date on which a Borrower requests the relevant Lenders to make Loans hereunder.
“Business”: as defined in Section 4.16(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that (a) (i) in relation to Term Benchmark Loans or Letters of Credit denominated in Dollars and in relation to the calculation or computation of Term SOFR and (ii) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any RFR Loan, in each case, any day which is a U.S. Government Securities Business Day, (b) in relation to Loans or Letters of Credit denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (c) in relation to Loans or Letters of Credit denominated in Canadian Dollars and in relation to the calculation or computation of CORRA, any day (other than a Saturday or a Sunday) on which banks are open for business in Canada, (d) in relation to RFR Loans denominated in Pounds Sterling, Letters of Credit denominated in Pounds Sterling and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loans denominated in Pounds Sterling, or any other dealings in Sterling, any such day that is a SONIA Business Day.
“Canadian Dollars”: dollars in the lawful currency of Canada.
“Canadian Prime Rate”: on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided, that if the above rate shall be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.
“Canadian Prime Rate Loan” or “Canadian Prime Rate Borrowing”: a Loan or Borrowing, respectively, denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Equivalents”: (a) securities issued or unconditionally guaranteed or insured by the United States Government, the Canadian Government, Japan or any member of the European Union or any other government approved by the Administrative Agent (which approval shall not be unreasonably withheld) or any agency or instrumentality thereof, (b) securities issued or unconditionally guaranteed or insured by any state of the United States of America or province of Canada or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition and having one of the two highest ratings obtainable from either S&P or Moody’s, (c) time deposits, certificates of deposit and bankers’ acceptances having maturities of not more than twelve months from the date of acquisition, in each case with any Lender (or any affiliate of any thereof) or with any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Japan, Canada or any member of the European Union or any U.S. branch of a foreign bank having at the date of acquisition capital and surplus of not less than $100,000,000, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper issued by the parent corporation of any Lender and commercial paper rated, at the time of acquisition, at least “A 1” or the equivalent thereof by S&P or “P 1” or the equivalent thereof by Moody’s and in either case maturing within twelve months after the date of acquisition, (f) deposits maintained with money market funds having total assets in excess of $300,000,000, (g) demand deposit accounts maintained in the ordinary course of business with banks or trust companies, (h) temporary deposits, of amounts received in the ordinary course of business pending disbursement of such amounts, in demand deposit accounts in banks outside the United States, (i) deposits in mutual funds which invest substantially all of their assets in preferred equities issued by U.S. corporations rated at least “AA” (or the equivalent thereof) by S&P; provided, that notwithstanding the foregoing, Cash Equivalents shall, in any event, include all cash and cash equivalents as set forth in the Company’s balance sheet prepared in accordance with GAAP, and (j) other investments requested by the Company and approved by the Administrative Agent.
“Category”: as set forth in the definition of “Applicable Pricing Grid”.
“Central Bank Rate”: (A) the greater of (i) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates which may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time or (c) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) the Floor; plus (B) the applicable Central Bank Rate Adjustment.
“Central Bank Rate Adjustment”: for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple SONIA for the five most recent SONIA Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest Daily Simple SONIA applicable during such period of five SONIA Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last SONIA Business Day in such period and (c) any other Alternative Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable currency for a maturity of one month (or, in the event the EURIBOR Screen Rate for deposits in the applicable currency is not available for such maturity of one month, shall be based on the EURIBOR Interpolated Rate as of such time).

“Change of Control”: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated, or whose nomination or election was approved, by the board of directors of the Company nor (ii) appointed by directors so approved or nominated.
“Chinese Acceptance Notes”: acceptance notes issued by banks operating in China in the ordinary course of business for the account of any direct or indirect Chinese Subsidiary of the Company or customers thereof to effect the current payment of goods and services in accordance with customary trade terms in China.
“Closing Certificate”: a certificate of a Borrower, duly executed by a Responsible Officer on behalf of such Borrower, substantially in the form of Exhibit E (including all attachments thereto).
“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived, which date is July 24, 2025.
“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Co-Documentation Agents”: as defined in the preamble hereto.
“Code”: the Internal Revenue Code of 1986, as amended.
“Commitments”: as to any Lender, the Term Loan Commitment and the Revolving Commitment of such Lender.
“Company”: as defined in the preamble hereto.
“Compliance Certificate”: a certificate of the Company duly executed by a Responsible Officer, on behalf of the Company, substantially in the form of Exhibit B.
“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Assets”: at a particular date, all amounts which would be included under total assets on a consolidated balance sheet of the Company and its Restricted Subsidiaries as at such date, determined in accordance with GAAP.
“Consolidated EBITDA”: for any period (and calculated without duplication), Consolidated Net Income for such period excluding (a) any extraordinary and non-recurring non-cash expenses, losses, income or gains as determined in accordance with GAAP, (b) charges, premiums, expenses and any gains associated with the issuance, redemption, repurchase, discharge, defeasance or amendments to the terms of Capital Stock or Indebtedness, (c) charges relating to Accounting Standards Codification 715 (Topic 715, “Compensation—Retirement Benefits”) (or any other Accounting Standards Codification having a similar result or effect), (d) any non-cash income included, and any non-cash deductions made, in determining Consolidated Net Income for such period, provided that cash payments made in any subsequent period in respect of any item for which any such non-cash deduction was excluded in a prior period shall be deemed to reduce Consolidated Net Income by such amount in such subsequent period, (e) stock compensation expense and non-cash equity linked expense, (f) deferred financing fees and an aggregate amount of up to $25,000,000 for each fiscal year of milestone payments in connection with any investments or series of related investments (and any write-offs thereof), (g) write-offs of goodwill, (h) an aggregate amount of up to $200,000,000 for each fiscal year (provided that up to $25,000,000 of such amount may be carried forward to the following fiscal year or carried back to the preceding fiscal year) in respect of unusual or infrequent items, restructuring, restructuring-related or other similar charges or expenses (whether or not classified as restructuring charges or expenses under GAAP) and including, without limitation, the amount of any restructuring, integration, transition, executive severance, facility closing and similar charges or losses accrued during such period, including any charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of the Company and its Restricted Subsidiaries, including, without limitation, the sale or closing of facilities, severance, stay bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, asset write-downs or asset disposals (including leased facilities), write-downs for purchase and lease commitments, start-up costs for new facilities, writedowns of excess, obsolete or unbalanced inventories, relocation costs which are not otherwise capitalized and any related promotional costs of exiting products or product lines, (i) fees, costs, charges, commissions and expenses or other charges incurred during such period in connection with this Agreement or any Acquisition or debt financing permitted hereunder (in each case, whether or not consummated), (j) foreign exchange gains and losses, (k) expenses with respect to casualty events and (l) any state or local taxes, plus, to the extent deducted in determining Consolidated Net Income, the sum of (A) Consolidated Interest Expense, (B) any expenses for taxes, (C) depreciation and amortization expense, (D) minority interests in income (or losses) of Subsidiaries and (E) net equity earnings (and losses) in Affiliates (excluding Subsidiaries). For purposes of calculating the ratio set forth in Section 7.1, Consolidated EBITDA for any fiscal period shall in any event include the Consolidated EBITDA for such fiscal period of any entity acquired by the Company or any of its Restricted Subsidiaries during such period (to the extent such entity is a Restricted Subsidiary).
“Consolidated Interest Expense”: for any period, the amount which would, in conformity with GAAP, be set forth opposite the caption “interest expense” (or any like caption) on a consolidated income statement of the Company and its Restricted Subsidiaries for such period and, to the extent not otherwise included in “interest expense”, any other discounts and expenses comparable to or in the nature of interest under any Receivable Financing Transaction; provided, that Consolidated Interest Expense for any period shall (a) exclude (i) fees payable in respect of such period under Section 2.5, (ii) any amortization or write-off of deferred financing fees during such period, (iii) premiums paid in connection with the discharge of Indebtedness, and (iv) any non-cash expense and (b) include any interest income during such period.

“Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Funded Debt on such day to (b) Consolidated EBITDA for such period.
“Consolidated Net Income”: for any period, the consolidated net income (or deficit) of the Company and its Restricted Subsidiaries for such period (taken as a cumulative whole), determined in accordance with GAAP; provided that any provision for post-retirement medical benefits, to the extent such provision calculated under Accounting Standards Codification 715 (Topic 715, “Compensation—Retirement Benefits”) (or any other Accounting Standards Codification having a similar result or effect) exceeds actual cash outlays calculated on the “pay as you go” basis, shall not to be taken into account.
“Consolidated Revenues”: for any fiscal period, the consolidated revenues of the Company and its Restricted Subsidiaries for such period, determined in accordance with GAAP.
“Consolidated Total Funded Debt”: at any date, the aggregate principal amount of all Indebtedness for borrowed money of the Company and its Restricted Subsidiaries, determined on a consolidated basis, outstanding of a type required to be reflected on a balance sheet prepared at such time on a consolidated basis in accordance with GAAP (net of (1) unencumbered cash and Cash Equivalents of the Company and its Restricted Subsidiaries not to exceed $750,000,000, (2) during the Material Acquisition Indebtedness Period, the Net Cash Proceeds of the Indebtedness incurred or issued by the Company or any Restricted Subsidiary in connection with the related Material Acquisition as specified in the Material Acquisition Indebtedness Notice and (3) at any time that Hybrid Securities shall be outstanding, the Hybrid Securities Amount with respect to such Hybrid Securities; provided that, if the amount of Hybrid Securities exceeds 15% of the sum (x) Consolidated Total Funded Debt plus (y) the total amount of consolidated shareholder’s equity of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, the Hybrid Securities Amount with respect to such excess shall not be netted for purposes hereof).
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Corporate Rating”: as of any date, the corporate credit and/or corporate family rating assigned by the Rating Agencies with respect to the Company. For purposes of the foregoing: (i) if the ratings established by the Rating Agencies for the Company shall fall within the same Category, the Applicable Margin and Facility Fee Rate shall be determined by reference to such Category, (ii) if each Rating Agency shall have in effect a rating for the Company and such ratings shall fall within different Categories, the Applicable Margin and Facility Fee Rate shall be based on (a) the higher of the two ratings if one rating is one Category lower than the other, (b) the Category that is one Category below that of the higher rating if one rating is two Categories lower than the other and (c) one Category higher than the lower rating if one rating is more than two Categories lower than the other, (iii) if only one Rating Agency shall have in effect a rating for the Company, the Applicable Margin and Facility Fee Rate shall be determined by reference to the Category in which such rating falls, (iv) if no Rating Agency shall have in effect a rating for the Company (other than by reason of the circumstances referred to in the penultimate sentence of this definition), then each Rating Agency shall be deemed to have established a rating in Category 5, (v) if at any time an Event of Default has occurred and is continuing, then each Rating Agency shall be deemed to have established a rating in Category 5 and (vi) if the ratings established or deemed to have been established by a Rating Agency for the Company shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective on the third Business Day following the date on which it is first announced by the applicable Rating Agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders. Each change in the Applicable Margin and Facility Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate obligors, the Company and the Lenders shall negotiate in good faith to amend the definition of the Applicable Margin to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Margin and Facility Fee Rate shall, at the option of the Company, be determined (i) as set forth above using the rating from such Rating Agency most recently in effect prior to such change or cessation or (ii) disregarding the rating from such Rating Agency.
“CORRA”: the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“CORRA Administrator”: the Bank of Canada (or any successor administrator).
“CORRA Determination Date” : as defined in the definition of the “Daily Simple CORRA”.
“CORRA Rate Day”: as defined in the definition of the “Daily Simple CORRA”.
“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Party”: the Administrative Agent, the Issuing Lender, the Swingline Lenders or any other Lender.
“Daily Simple CORRA”: for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website.
“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.
“Daily Simple SONIA”: for any day (a “SONIA Interest Day”), an interest rate per annum equal to the greater of (a) SONIA for the day that is five Business Days prior to (A) if such SONIA Interest Day is a Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding such SONIA Interest Day and (b) 0%. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Company.
“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or waived; provided that a Lender which is an Affected Lender shall not be a Defaulting Lender as long as it complies with its obligations under Section 1.5, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after required by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.
“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, license or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Stock”: with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(1)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(2)    is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Subsidiary); or
(3)    is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of (a) the Revolving Termination Date and (b) the last scheduled maturity date of any Incremental Facility, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.
“Dollar Equivalent”: with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent.
“Dollars” and “$”: dollars in the lawful currency of the United States.
“Domestic Subsidiary”: any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.
“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee”: (a) a commercial bank, financial institution, financial company, fund or insurance company that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course or (b) any other Person (other than a natural person) that is not a competitor of the Company or any of its Subsidiaries or an Affiliate of any such competitor.
“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (to the extent relating to exposure to harmful or deleterious substances) or the environment, as now or may at any time hereafter be in effect.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan, whether or not waived; (d) a determination that any Single

Employer Plan is in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (e) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Single Employer Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA).
“Escrow Funding Arrangement”: any escrow arrangement relating to Indebtedness permitted to be incurred under this Agreement pursuant to which the Net Cash Proceeds of such Indebtedness are subject to customary escrow arrangements as reasonably determined by the Company pursuant to which, among other things, (a) the providers of such Indebtedness (or an agent or trustee on their behalf) (the “Escrow Indebtedness Providers”) may, but are not required to, have “control” within the meaning of the Uniform Commercial Code with respect to such escrowed Net Cash Proceeds and (b) such Escrow Indebtedness Providers agree that in the event that specified conditions subsequent are not satisfied by a date certain, such escrowed Net Cash Proceeds shall be promptly applied to the repayment of such Indebtedness.
“Escrow Indebtedness Providers”: as defined in the definition of the term “Escrow Funding Arrangement”.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate”: the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company.
“Euro”: the lawful single currency of Participating Member States of the European Monetary Union.
“Event of Default”: any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Rate”: with respect to any non-Dollar currency on any date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on ICE Data Services or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services, at or about 11:00 A.M. London time on such date. In the event that such rate does not appear on ICE Data Services (or on any information service which publishes that rate of exchange from time to time in place of ICE Data Services), the “Exchange Rate” with respect to such non-Dollar currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, such “Exchange Rate” shall instead be the Administrative Agent’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-Dollar currency are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of Dollars with such non-Dollar currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.
“Exchange Rate Date”: if on any date any outstanding Loan or Letter of Credit is (or any Loan or Letter of Credit that has been requested at such time would be) denominated in an Alternative Currency, each of: (a) a Business Day on or about the last day of each calendar quarter selected by the Administrative Agent, (b) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent, (c) if the Total Revolving Extensions of Credit exceed 75% of the Total Revolving Commitments, any Business Day designated as an Exchange Rate Date by the Administrative Agent, and (d) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a request for a Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Company under 10.1(c)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 2.16(e)–(h) and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement”: the Credit Agreement dated as of October 28, 2021 (as amended, restated, amended and restated, modified or otherwise supplemented prior to the date hereof) among the Company, the foreign subsidiary borrowers party thereto, the lenders and the other agents from time to time party thereto and JPMorgan, as Administrative Agent.
“Existing Revolving Commitment”: as defined in the recitals hereto.
“Existing Revolving Facility”: as defined in the recitals hereto.
“Existing Revolving Loans”: as defined in the recitals hereto.
“Extension Agreement”: as defined in Section 2.21(b).

“Extension of Credit”: as to any Lender, the making of a Loan by such Lender or the issue of, or extension of the expiry date of, any Letter of Credit.
“Extension Offer”: as defined in Section 2.21(a).
“Extension Permitted Amendment”: the terms of an amendment to this Agreement and the other Loan Documents, effected pursuant to an Extension Agreement in connection with an Extension Offer pursuant to Section 2.21, providing for an extension of the Revolving Termination Date applicable to the Accepting Lenders’ Loans and/or scheduled maturity dates and/or commitments and/or Loans of the applicable Extension Request Facility (such Loans or commitments being referred to as the “Extended Loans” or “Extended Commitments”, as applicable) and, in connection therewith, as applicable (a) an increase or decrease in the rate of interest (including through fixed interest rates and changes to the interest rate margins or rate floors) accruing on such Extended Loans or (b) in the case of Extended Loans that are Term Loans of any Facility, a modification of the scheduled amortization applicable thereto; provided that the weighted average life to maturity of such Extended Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of such Extension Offer) of the Term Loans of such Facility, (c) a modification of voluntary or mandatory prepayments applicable thereto; provided that in the case of Extended Loans that are Term Loans, such requirements may provide (i) that such Extended Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Loans of the applicable Extension Request Facility and any other outstanding Facilities, but may not provide for mandatory prepayment requirements that are more favorable to the Extended Loans than those applicable to the Loans of the applicable Extension Request Facility and (ii) that voluntary prepayments may be allocated as directed by the Company among the outstanding Facilities, (d) an increase or decrease in the fees payable to, or the inclusion of new fees or premiums to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans or Extended Commitments and/or (e) an addition of any affirmative or negative covenants or other terms, provided that any such additional covenant or terms with which the Company and its Subsidiaries shall be required to comply prior to the latest scheduled maturity date of any Facility in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Lenders providing such Extended Loans or Extended Commitments shall also be for the benefit of all other Lenders.
“Extension Request Facility”: as defined in Section 2.21(a).
“Facility”: each of (a) the revolving credit facility made available to the Borrowers pursuant to this Agreement (the “Revolving Facility”), (b) any Incremental Facility and (c) any other credit facility made available to any Borrower pursuant to this Agreement (including, without limitation, any Replacement Facilities).
“Facility Fee Rate”: the facility fee rate determined pursuant to the Applicable Pricing Grid by reference to the Corporate Ratings in effect at the time.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCA”: as defined in Section 1.6.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Payment Date”: (a) the fifteenth Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.
“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted Term CORRA Rate, Daily Simple SONIA, Daily Simple SOFR or the Central Bank Rate, as applicable. For the avoidance of doubt, the initial Floor for each of the Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted Term CORRA Rate, Daily Simple SONIA, Daily Simple SOFR, Adjusted Daily Simple CORRA or the Central Bank Rate shall be zero.
“Foreign Subsidiary”: any Subsidiary of the Company that is not a Domestic Subsidiary.
“Foreign Subsidiary Borrower”: each Foreign Subsidiary listed as a Foreign Subsidiary Borrower on Schedule 1.1B as amended from time to time in accordance with Section 1.1(b).
“Foreign Subsidiary Opinion”: with respect to any Foreign Subsidiary Borrower, a legal opinion of counsel to such Foreign Subsidiary Borrower addressed to the Administrative Agent and the Lenders covering the matters set forth on Exhibit F, with such assumptions, qualifications and deviations therefrom as the Administrative Agent shall approve (such approval not to be unreasonably withheld).
“4% Subsidiary”: at any time, any Restricted Subsidiary of the Company which, based on the financial statements most recently delivered pursuant to Section 6.1(a)or 6.1(b), constituted no more than 4% of Consolidated Assets or for the twelve month period ended on the date of such financial statements represented no more than 4% of Consolidated Revenues, in each case determined using the equity method of accounting in accordance with GAAP.
“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lenders.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 6.1(a) of the Existing Credit Agreement.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Group Members”: the collective reference to the Company and the Restricted Subsidiaries.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.
“Hybrid Securities”: at any time, mandatory convertible debt or other hybrid securities issued by the Borrower that is accorded at least some equity treatment by a Rating Agent at the time of the issuance thereof.
“Hybrid Securities Amount”: with respect to any Hybrid Securities, the highest principal amount (which principal amount may be a portion of the aggregate principal amount) of such Hybrid Securities that is accorded equity treatment by a Rating Agency at the time of the issuance.
“Immaterial Subsidiary”: at any time, any Subsidiary of the Company which, based on the financial statements most recently delivered pursuant to Section 6.1(a) or (b), constituted less than 2.5% of Consolidated Assets or, for the twelve month period ended on the date of such financial statements, represented less than 2.5% of Consolidated Revenues, in each case determined using the equity method of accounting in accordance with GAAP.
“Incremental Amendment”: as defined in Section 2.19.
“Incremental Facility”: as defined in Section 2.19.
“Incremental Facility Closing Date”: as defined in Section 2.19.
“Incremental Revolving Facility”: as defined in Section 2.19.

“Incremental Term Facility”: as defined in Section 2.19.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, which would, in accordance with GAAP be shown on the liability side of the balance sheet, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that, if such Person has not assumed or become liable for such obligation, the amount of such Indebtedness shall be deemed to be the lesser of the fair market value of such property or the obligation being secured thereby and (i) for the purposes of Section 8.1(e) only, all obligations of such Person in respect of Swap Agreements, but excluding (i) trade and other accounts payables incurred in the ordinary course of such Person’s business, (ii) accrued expenses and deferred compensation arrangements in the ordinary course, and (iii) advance payments in the ordinary course. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.
“Ineligible Institution”: (a) a natural person, (b) a Defaulting Lender, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Borrower or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of business.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.
“Interest Payment Date”: (a) as to any Term Benchmark Loan, the last day of each Interest Period applicable to such Loan and the Revolving Termination Date, as applicable, provided that if any Interest Period for a Term Benchmark Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any ABR Loan (other than any Swingline Loan), the last day of each calendar quarter and the Revolving Termination Date, (c) as to any RFR Loan (1) each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such Loan (or if there is no numerically corresponding day in such month, then the last day of such month) and (2) the Revolving Maturity Date, (d) as to any other Loan (other than a Term Benchmark Loan, Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof, (e) as to any ABR Loan if an Event of Default is in existence, the fifteenth Business Day following the last day of each calendar month, and (f) as to any Swingline Loan, the day that such Loan is repaid. If the Benchmark Replacement is Daily Simple SOFR or Daily Simple CORRA, all interest payments will be payable on a monthly basis.
“Interest Period”: as to any Term Benchmark Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Loan and ending one, three or six months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one, three or six months (provided that six month interest period shall not be available for Term Benchmark Loans denominated in Canadian Dollars) thereafter, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., Local Time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    a Borrower may not select an Interest Period under the Revolving Facility that would extend beyond the Revolving Termination Date;
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iv)     no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available for specification in such borrowing request or interest election request.
For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“IRS”: the United States Internal Revenue Service
“Issuing Lender”: JPMorgan Chase Bank, N.A., Bank of America, N.A., BNP Paribas, Citibank, N.A., HSBC Bank USA, National Association and any other Revolving Lender approved by the Administrative Agent and the Company that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective Affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.
“Joinder Agreement”: a joinder agreement, substantially in the form of Exhibit G hereto, pursuant to which a Foreign Subsidiary becomes a Foreign Subsidiary Borrower hereunder.
“Judgment Currency”: as defined in Section 10.16.

“Latest Maturity Date”: at any time, the last scheduled maturity date or commitment termination date of any Facility at such time.
“L/C Commitment”: with respect to each Issuing Lender the obligation of such Issuing Lender to issue Letters of Credit pursuant to Section 3.1(a) in an aggregate principal amount at any one time outstanding not to exceed, together with the aggregate amount of unpaid drawings under Letter of Credit issued by such Issuing Lender, the L/C Commitment of such Issuing Lender set forth on Schedule 1.1A.
“L/C Disbursement”: a payment made by the Issuing Lender pursuant to a Letter of Credit.
“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit (other than Alternative Currency Letters of Credit) at such time, (b) the aggregate amount of all L/C Disbursements under Letters of Credit (other than Alternative Currency Letters of Credit) that have not yet been reimbursed by or on behalf of the Company at such time and (c) the Alternative Currency L/C Exposure at such time. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.
“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.
“Lenders”: as defined in the preamble; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
“Letters of Credit”: as defined in Section 3.1(a).
“Lien”: any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Loan Documents”: this Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loans”: any Loan made by any Lender pursuant to this Agreement.
“Local Time”: (a) except as set forth in clause (b), local time in London with respect to the times for the receipt of Borrowing requests for Alternative Currency Loans (including Swingline Alternative Currency Loans) or a request for the issuance of an Alternative Currency Letter of Credit, for receipt and sending of notices by and any disbursement by or on behalf of the Administrative Agent, any Lender or any Issuing Lender of Alternative Currency Loans and for payment by the Borrowers with respect to Alternative Currency Loans and reimbursement obligations in respect of Alternative Currency Letters of Credit, (b) local time in New York with respect to the times for the determination of “Dollar Equivalent”, for the receipt of Borrowing requests for Loans denominated in Dollars or a request for the issuance of a Letter of Credit denominated in Dollars, for receipt and sending of notices by and disbursement by or on behalf of the Administrative Agent, any Lender or any Issuing Lender and for payment by the Borrowers with respect to Loans denominated in Dollars and reimbursement obligations in respect of Letters of Credit denominated in Dollars, (c) otherwise, if a place for any determination is specified herein, the local time at such place of determination and (d) otherwise, New York time.
“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of any Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to the termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).
“Material Acquisition”: any acquisition by the Company or any Restricted Subsidiary of an Acquired Entity or Business following the Closing Date for an aggregate cash consideration in excess of $500,000,000.
“Material Acquisition Indebtedness Notice”: as defined in “Material Acquisition Indebtedness Period”.
“Material Acquisition Indebtedness Period”: any period commencing with the date of the delivery of a written notice from the Company to the Administrative Agent specifying the incurrence or issuance by the Company or any Restricted Subsidiary of Indebtedness in connection with any Material Acquisition and the date upon which any such Indebtedness has been incurred or issued (a “Material Acquisition Indebtedness Notice”) to the earlier of (a) six months from the date such Material Acquisition Indebtedness Notice was delivered to the Administrative Agent or (b) the closing date of such Material Acquisition.
“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Company and its Restricted Subsidiaries, taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the material rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder; provided, however, that events, circumstances, changes, effects or conditions with respect to the Company and its Restricted Subsidiaries disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by the Company with the Securities and Exchange Commission prior to the Closing Date shall not constitute a “Material Adverse Effect” to the extent so disclosed.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
“Moody’s”: Moody’s Investors Service, Inc.
“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds”: (a) in connection with any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, and (b) in connection with any Receivable Financing Transaction, the initial cash purchase price received by, or Indebtedness incurred by, any Borrower thereunder (and any increase in the aggregate funded amount thereof) net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-U.S. Lender”: as defined in Section 2.16(e).
“Notes”: the collective reference to any promissory note evidencing Loans.
“NYFRB”: the Federal Reserve Bank of New York.
“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate (which if less than zero shall be deemed zero) in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero.
“Obligations”: the unpaid principal of and interest on (including interest accruing after any Reimbursement Obligations or Loans become due and payable, and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to a Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent, any Lender, any affiliate of any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Letter of Credit (and related letter of credit applications) or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, Reimbursement Obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent that are required to be paid by any Borrower pursuant to the terms of any of the foregoing agreements) or otherwise. For the avoidance of doubt, in no event shall obligations under a Swap Agreement constitute “Obligations”.
“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising solely from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.1(c)).
“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S. managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate); provided that if the Overnight Bank Funding Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Participant”: as defined in Section 10.6(c).

“Participating Member State”: any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.
“Participation Register”: as defined in Section 10.6(c).
“Payment”: as defined in Section 9.3(b).
“Payment Notice”: as defined in Section 9.3(b).
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Permitted Priority Debt Amount”: as of any date of determination (which shall be the date of incurrence of any applicable Indebtedness or Lien), an amount equal to 15% of Consolidated Assets as of the most recently ended fiscal quarter of the Company for which financial statements are required to have been delivered pursuant to Section 6.1.
“Permitted Refinancing Indebtedness”: as defined in Section 7.2(r).
“Periodic Term CORRA Determination Day” as defined in the definition for “Term CORRA”.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee pension benefit plan (as defined in Section 3(2) of ERISA) in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pounds Sterling”: the lawful currency of the United Kingdom, provided that, unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of the United Kingdom as the lawful currency of that country, then: (i) any reference herein to, and any obligations arising hereunder in, the currency of the United Kingdom shall be translated into, or paid in, the currency or currency unit of the United Kingdom designated by the Administrative Agent (after consultation with the Company); and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent (acting reasonably); provided further that, if a change in the currency of the United Kingdom occurs, this Agreement will, to the extent the Administrative Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.
“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Prohibited Transaction”: as defined in Section 406 of ERISA or Section 4975 of the Code.
“Properties”: as defined in Section 4.16(a).
“Qualified Stock”: with respect to any Person, Capital Stock of such Person which is not Disqualified Stock.
“Rating Agency”: each of S&P and Moody’s.
“Receivable Financing Transaction”: any transaction or series of transactions involving a sale for cash of accounts receivable, without recourse based upon the collectability of the receivables sold, by the Company or any of its Restricted Subsidiaries to a Special Purpose Subsidiary and a subsequent sale or pledge of such accounts receivable (or an interest therein) by such Special Purpose Subsidiary, in each case without any guarantee by the Company or any of its Restricted Subsidiaries (other than the Special Purpose Subsidiary).
“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is Adjusted Term CORRA Rate, 1:00 p.m. Toronto, Ontario time two Business Days preceding the date of such setting, (4) if the RFR for such Benchmark is SONIA, then four Business Days prior to such setting, (5) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting, (6) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, the RFR for such Benchmark is Daily Simple CORRA, then four CORRA Business Days prior to such setting or (6) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, Adjusted Term CORRA Rate, SONIA, Daily Simple CORRA or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refinanced Facility”: as defined in Section 10.1(d).
“Refinanced Revolving Facility”: as defined in Section 10.1(d).
“Refinanced Term Loans”: as defined in Section 10.1(d).
“Refunded Swingline Loans”: as defined in Section 2.3.
“Register”: as defined in Section 10.6(b).
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Reimbursement Obligation”: the obligation of the Company to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
“Related Parties”: as defined in Section 9.3.

“Relevant Governmental Body”: (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate”: (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Adjusted Term CORRA Rate, (iv) with respect to any RFR Borrowing denominated in Sterling, Daily Simple SONIA, (v) with respect to any RFR Borrowing denominated in Dollars, Daily Simple SOFR or (vi) with respect to any RFR Borrowing denominated in Canadian Dollars, Adjusted Daily Simple CORRA.
“Relevant Screen Rate”: (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate and (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, Term CORRA, as applicable.
“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Replacement Facility”: as defined in Section 10.1(d).
“Replacement Term Loans”: as defined in Section 10.1(d).
“Replacement Revolving Facility”: as defined in Section 10.1(d).
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than those events as to which the thirty day notice period is waived under PBGC regulations.
“Required Lenders”: at any time, Lenders holding more than 50% of the sum of (i) the Total Revolving Commitments or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding and (ii) the aggregate unpaid principal amount of the Term Loans then outstanding; provided that the portion of the Revolving Commitments, Revolving Extensions of Credit and Term Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: with respect to any Borrower, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer or the assistant treasurer of such Borrower.
“Restricted Subsidiary”: any Subsidiary of the Company other than an Unrestricted Subsidiary.
“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments on the Closing Date is $2,000,000,000.
“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.
“Revolving Credit Exposure”: with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its L/C Exposure and its Swingline Exposure.
“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the Dollar Equivalent of the L/C Obligations and (c) such Lender’s Revolving Percentage of the Dollar Equivalent of the aggregate principal amount of Swingline Loans then outstanding.
“Revolving Facility”: as defined in the definition of the term “Facility”.
“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
“Revolving Loans”: as defined in Section 2.1.
“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that (i) in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis and (ii) for purposes of

Section 2.20, if a Defaulting Lender exists the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall be disregarded in determining Revolving Percentages.
“Revolving Termination Date”: July 24, 2030.
“RFR”: for any RFR Loan denominated in (a) Sterling, SONIA, (b) Dollars, Daily Simple SOFR and (c) Canadian Dollars, Daily Simple CORRA.
“RFR Administrator”: the SONIA Administrator or the SOFR Administrator.
“RFR Borrowing”: as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day”: for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Dollars, a U.S. Government Securities Business Day and (c) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.
“RFR Loan”: a Loan that bears interest at a rate based on the Daily Simple SOFR, Adjusted Daily Simple CORRA or Daily Simple SONIA, as applicable.
“S&P”: Standard & Poor’s Financial Services LLC.
“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, including, but not limited to, Crimea, Kherson, Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic, Cuba, Iran, and North Korea).
“Sanctioned Person”: at any time (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the European Union, any European Union member state, the United Kingdom or other relevant sanctions authority (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the European Union, (c) any European Union member state, (d) the French Republic, (e) His Majesty’s Treasury of the United Kingdom, (f) the Canadian government, (g) the United Nations Security Council or (h) other relevant sanctions authority.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Seller Debt”: unsecured debt owing to the seller in an Acquisition.
“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“SOFR”: with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” as defined in the definition of “Daily Simple SOFR”.
“SOFR Rate Day”: as defined in the definition of “Daily Simple SOFR”.
“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“SONIA”: with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator”: the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website”: the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“SONIA Business Day”: for any RFR Loan denominated in Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.
“SONIA Interest Day”: the meaning specified in the definition of “Daily Simple SONIA”.
“Special Purpose Subsidiary”: any Wholly Owned Subsidiary of the Company which is a Restricted Subsidiary created by the Company for the sole purpose of facilitating a Receivable Financing Transaction; provided, that such Special Purpose Subsidiary shall cease to be a Special Purpose Subsidiary if at any time (a) such Special Purpose Subsidiary engages in any business other than Receivable Financing Transactions and activities directly related thereto or (b) the Company or any of its Restricted Subsidiaries (other than a Special Purpose Subsidiary) or any of their respective assets incur any liability, direct or indirect, contingent or otherwise, in respect of any obligation of a Special Purpose Subsidiary whether arising under or in connection with any Receivable Financing Transaction or otherwise (other than Standard Securitization Undertakings); provided further, however, that if the law of a jurisdiction in which the Company proposes to create a Special Purpose Subsidiary does not provide for the creation of a bankruptcy remote entity that is acceptable to the Company or requires the formation of one or more additional entities (whether or not Subsidiaries of the Company), such other type of entity may, upon the request of the Company and with the consent of the Administrative Agent (such consent not to be unreasonably withheld) serve as a “Special Purpose Subsidiary.”
“Standard Securitization Undertakings”: representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with a Receivable Financing Transaction which are reasonably customary in an accounts receivable financing transaction.
“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person (exclusive of any Affiliate in which such Person has a minority ownership interest). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company or their successors.
“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Swingline Alternative Currency Commitment”: with respect to each Swingline Alternative Currency Lender the obligation of such Swingline Alternative Currency Lender to make Swingline Alternative Currency Loans pursuant to Section 2.2(b) in an aggregate principal amount at any one time outstanding having a Dollar Equivalent not to exceed the Swingline Alternative Currency Commitment of such Lender set forth on Schedule 1.1A.

“Swingline Alternative Currency Exposure”: at any time, the Dollar Equivalent of the sum of the aggregate undrawn amount of all outstanding Swingline Alternative Currency Loans at such time. The Swingline Alternative Currency Exposure of any Revolving Lender at any time shall be the sum of (a) its Revolving Percentage of the total Swingline Alternative Currency Exposure at such time related to Swingline Alternative Currency Loans other than any Swingline Alternative Currency Loans made by such Revolving Lender in its capacity as a Swingline Alternative Currency Lender and (b) if such Revolving Lender shall be a Swingline Alternative Currency Lender, the aggregate amount of all Swingline Alternative Currency Loans made by such Revolving Lender outstanding at such time (to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Alternative Currency Loans).
“Swingline Alternative Currency Lender”: BNP Paribas SA Netherlands Branch, in its capacity as a lender of Swingline Alternative Currency Loans, and each other Lender which has a Swingline Alternative Currency Commitment or holds Swingline Alternative Currency Loans, in its capacity as the lender of Swingline Alternative Currency Loans.
“Swingline Alternative Currency Limit”: initially, $100,000,000. The Swingline Alternative Currency Limit may be increased to up to $200,000,000 after the date hereof if additional Swingline Alternative Currency Commitments are established or then existing Swingline Dollar Commitments are increased hereunder from time to time.
“Swingline Alternative Currency Loans”: as defined in Section 2.2(b).
“Swingline Alternative Currency Rate”: with respect to any Swingline Alternative Currency Loan, the Overnight Bank Funding Rate plus the Applicable Margin for Revolving Term Benchmark Loans.
“Swingline Dollar Commitment”: with respect to each Swingline Dollar Lender the obligation of such Swingline Dollar Lender to make Swingline Dollar Loans pursuant to Section 2.2(a) in an aggregate principal amount at any one time outstanding not to exceed the Swingline Dollar Commitment of such Lender set forth on Schedule 1.1A.
“Swingline Dollar Exposure”: at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Dollar Loans at such time. The Swingline Dollar Exposure of any Revolving Lender at any time shall be the sum of (a) its Revolving Percentage of the total Swingline Dollar Exposure at such time related to Swingline Dollar Loans other than any Swingline Dollar Loans made by such Revolving Lender in its capacity as a Swingline Dollar Lender and (b) if such Revolving Lender shall be a Swingline Dollar Lender, the aggregate principal amount of all Swingline Dollar Loans made by such Lender outstanding at such time (to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Dollar Loans).
“Swingline Dollar Lender”: JPMorgan Chase Bank, N.A., in its capacity as a lender of Swingline Dollar Loans and each other Lender which has a Swingline Dollar Commitment or holds Swingline Dollar Loans, in its capacity as the lender of Swingline Dollar Loans.
“Swingline Dollar Limit”: initially, $100,000,000. The Swingline Dollar Limit may be increased to up to $200,000,000 after the date hereof if additional Swingline Dollar Commitments are established or then existing Swingline Dollar Commitments are increased hereunder from time to time.
“Swingline Dollar Loans”: as defined in Section 2.2(a).

“Swingline Dollar Rate”: with respect to any Swingline Dollar Loan, the Overnight Bank Funding Rate plus the Applicable Margin for ABR Loans.
“Swingline Exposure”: at any time, the sum of (a) the Swingline Alternative Currency Exposure at such time and (b) the Swingline Dollar Exposure at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its and its Affiliates’ aggregate Swingline Alternative Currency Exposure at such time and (b) its and its Affiliates’ aggregate Swingline Dollar Exposure at such time.
“Swingline Lenders”: the collective reference to the Swingline Dollar Lenders and the Swingline Alternative Currency Lenders.
“Swingline Loans”: the collective reference to the Swingline Dollar Loans and the Swingline Alternative Currency Loans.
“Swingline Participation Amount”: as defined in Section 2.3.
“Syndication Agents”: as defined in the preamble hereto.
“TARGET Day”: any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.
“T2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“Taxes”: all present or future taxes, duties, levies, imposts, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate, Term CORRA or the Adjusted Term CORRA Rate.
“Term Benchmark Tranche”: the collective reference to Term Benchmark Loans denominated in the same currency and the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Term CORRA”: for any calculation with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.
“Term CORRA Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term CORRA Reelection Event.
“Term CORRA Reelection Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.13(a) that is not Term CORRA.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term Lender”: each Lender that has a Term Loan Commitment or that holds Term Loans.
“Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Company pursuant to an Incremental Term Facility.
“Term Loan Percentage”: as to any Term Lender, the percentage which such Lender’s Term Loan Commitments then constitutes of the Total Term Loan Commitments then in effect or, at any time after the Term Loans have been borrowed, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.
“Term Loans”: (a) any term loans incurred pursuant to an Incremental Term Facility and (b) any Replacement Term Loans.
“Term SOFR”: with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that, if Term SOFR as so determined would be less than the Floor, such rate shall deemed to be equal to the Floor for purposes of this Agreement..
“Term SOFR Determination Day”: as defined in the definition of Term SOFR Reference Rate.
“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total L/C Limit”: $300,000,000.
“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
“Total Term Loan Commitments”: at any time, the aggregate amount of the Term Loan Commitments then in effect.
“Transferee”: any Assignee or Participant.
“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted Term CORRA Rate, ABR, Daily Simple SOFR, Daily Simple SONIA or Adjusted Daily Simple CORRA.
“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States”: the United States of America.
“Unrestricted Subsidiary”: any Subsidiary of the Company designated by the Company as an Unrestricted Subsidiary pursuant to Section 6.11 subsequent to the date hereof and any Subsidiary of an Unrestricted Subsidiary, in each case until such Unrestricted Subsidiary becomes a Restricted Subsidiary pursuant to Section 6.11. On the Closing Date there are no Unrestricted Subsidiaries.
“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Withholding Agent”: any Borrower and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”) or currency (e.g., an “Alternative Currency Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing”) or currency (e.g., an “Alternative Currency Borrowing”).
1.3    Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn by the Company or the Administrative Agent, as the case may be, or such provision amended in accordance herewith, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time. Notwithstanding any changes in GAAP after the Closing Date, any lease of the Company or any of its Restricted Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute a capital lease under this Agreement or any other Loan Document as a result of such changes in GAAP unless otherwise agreed to in writing by the Company and the Administrative Agent.
(c)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e)    When determining whether a Default or Event of Default pursuant to Section 7.1 shall be in existence after giving pro forma effect to a certain event, the covenant levels to be used in making such determination shall be those in effect as of the last day of the most recent fiscal quarter of the Company for which financial reports are required to have been delivered pursuant to Section 6.1.
1.4    Exchange Rates; Currencies. (a) For purposes of calculating the Dollar Equivalent of the principal amount of any Loan denominated in an Alternative Currency, the Alternative Currency L/C Exposure at any time, the Dollar Equivalent at the time of issuance of any Alternative Currency Letter of Credit then requested to be issued pursuant to Section 3.2 or any other matter relating to an Alternative Currency Loan or Alternative Currency Letter of Credit, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Alternative Currency in which any requested or outstanding Loan or Alternative Currency Letter of Credit is denominated and shall apply such Exchange Rate to determine such amount (in each case after giving effect to any Loan to be made or repaid or Letter of Credit to be issued or to expire or terminate on or prior to the applicable date for such calculation).
(b)    At any time, any reference in the definition of the term “Alternative Currency” or in any other provision of this Agreement to the currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such currency is the same as it was on the date hereof. Wherever in this Agreement in connection with a Borrowing or Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Alternative Currency).
(c)    Each obligation hereunder of any party hereto that is denominated in a currency of a country that is not a Participating Member State on the date hereof shall, effective from the date on which such country becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euro or such currency, such party shall be entitled to pay or repay such amount either in Euro or in such currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Alternative Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Alternative Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such country becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor. Without prejudice to the respective liabilities of the Borrowers to the Lenders and of the Lenders to the Borrowers under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the date hereof.
1.5    Affected Lenders. (a) If any Lender notifies the Company and the Administrative Agent in writing that it has determined in good faith that any Alternative Currency approved by the Administrative Agent after the Closing Date is not available to such Lender in sufficient amounts to fund any Loan requested to be funded by such Lender in such Alternative Currency as part of a requested

Borrowing (or to fund any participating interest in any Swingline Loan or Letter of Credit denominated in such Alternative Currency), after using commercially reasonable efforts to obtain sufficient amounts of such currency, then such Lender shall fund its share of the requested Loan (or participating interests) in Dollars (based on the Exchange Rate in effect on the date of funding) with any such Loan being a Term Benchmark Loan with an Interest Period equal to the Interest Period for the requested Borrowing, in each case under this paragraph (a) pursuant to procedures to be agreed upon by the Company and the Administrative Agent.
(b)    If any Lender notifies the Company and the Administrative Agent in writing that it has determined in good faith that the extension of credit by such Lender to a Foreign Subsidiary Borrower designated after the Closing Date would result in adverse tax or legal consequences to such Lender (unless (1) such consequences can be avoided by a change in lending office in a manner consistent with the provisions of Section 2.18 or (2) such consequences involve only the payment of money (other than a fine or penalty), in which case such Foreign Subsidiary Borrower shall be deemed acceptable to such Lender if the Company agrees to pay such Lender such amounts as such Lender determines in good faith are necessary to compensate such Lender for such consequences) then (i) instead of making Loans to such Foreign Subsidiary Borrower such Lender shall instead make its share of the requested Borrowing as a Loan to the Company, (ii) any Letters of Credit issued jointly for the account of the Company and such Foreign Subsidiary Borrower shall, with respect to such Lender only, be deemed to be issued solely for the account of the Company and (iii) participating interests in Swingline Loans made to such Foreign Subsidiary Borrower shall be deemed held by Lenders which are not Affected Lenders with respect to such Foreign Subsidiary Borrower (rather than by all Lenders), in each case under this paragraph (b) pursuant to procedures to be agreed upon by the Company and the Administrative Agent.
(c)    As used herein “Affected Lender” means any Lender described in Section 1.5(a) or (b).
1.6    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event or a Term CORRA Reelection Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.7    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.
SECTION 2.    AMOUNT AND TERMS OF LOANS AND COMMITMENTS
2.1    Revolving Loans and Commitments. (a) Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving credit loans in Dollars or an Alternative Currency (“Revolving Loans”) to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s other Revolving Extensions of Credit then outstanding, does not exceed the amount of such Lender’s Revolving Commitment; provided the aggregate principal amount of Alternative Currency Loans and Alternative Currency L/C Exposure shall not exceed the Alternative Currency Sublimit. During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Subject to Section 2.13, the Revolving Loans may from time to time be (i) in the case of Revolving Loans in Dollars, Term Benchmark Loans, ABR Loans or RFR Loans and (ii) in the case of Revolving Loans in any other Alternative Currency, entirely Term Benchmark Loans or RFR Loans, as applicable, in each case as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.1(b) and 2.9. The obligations of the Borrowers under this Agreement are several. Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such lender to make such Loan; provided that any exercise of such option shall not affect the obligations of such Borrower to repay such Loan in accordance with the terms of this Agreement.
(b)    The Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the applicable Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (i) 12:00 P.M., Local Time, three U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans denominated in Dollars, (ii) 12:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans denominated in Euros, (iii) in the case of Term Benchmark Loans denominated in Canadian Dollars, not later than 12:00 P.M., New York City time, three Business Days before the date of the proposed Borrowing, (iv) in the case of Term Benchmark Loans denominated in an Alternative Currency (other than Euros or Canadian Dollars), prior to 12:00 P.M., New York City time, four Business days prior to the requested Borrowing Date, (v) in the case of RFR Loans denominated in Pounds Sterling, not later than 12:00 P.M., New York City time, five Business Days prior to the requested Borrowing Date, (vi) in the case of RFR Loans denominated in Canadian Dollars, not later than 12:00 P.M., New York City time, five Business Days prior to the requested Borrowing Date, (vii) 11:00 A.M., Local Time, on the requested Borrowing Date, in the case of ABR Loans (provided that any such notice of a borrowing of ABR Loans to finance payments required by Section 3.5 may be given not later than 10:00 A.M., Local Time, on the date of the proposed borrowing) and (viii) in the case of RFR Loans denominated in Dollars, not later than 11:00 A.M., New York City time, three Business Days prior to the requested Borrowing Date), specifying (w) the requested Borrower, (x) the amount, Type and currency of Revolving Loans to be borrowed, (y) the requested Borrowing Date, and (z) in the case of Term Benchmark Loans, the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans or RFR Loans denominated in Dollars, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount), (y) in the case of Term Benchmark Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) in the case of RFR Loans denominated in Pounds Sterling or Canadian Dollars, the Alternative Currency Equivalent of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the applicable Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 2:00 P.M., Local Time, on the Borrowing Date requested by the applicable Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of the applicable Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.
(c)    Each Lender at its option may make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Revolving Loan in accordance with the terms of this Agreement; and provided, further, that no such option may be exercised by any Lender if, immediately after giving effect thereto, amounts would become payable by a Borrower under Section 2.15 or 2.16 that are in excess of those that would be payable under such Section if such option were not exercised.
(d)    The Company may act as agent for the other Borrowers with respect to all matters involving Revolving Loans to and Letters of Credit for the account of any other Borrower. Without limitation, the Administrative Agent and the Lenders may rely on any notice or request given by the Company with respect to any Revolving Loan or Letter of Credit issued or to be issued to or for the account of any other Borrower or any payment, continuation, conversion, prepayment or amendment thereof and may fund the proceeds of any Revolving Loan requested to be made to any other Borrower to any account directed by the Company.
2.2    Swingline Commitments. (a) Subject to the terms and conditions hereof, each Swingline Dollar Lender agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans denominated in Dollars (“Swingline Dollar Loans”) to the Company; provided that (x) the aggregate principal amount of Swingline Dollar Loans outstanding at any time from any Swingline Dollar Lender shall not exceed the Swingline Dollar Commitment of such Swingline Dollar Lender then in effect (notwithstanding that the Swingline Dollar Loans of such Swingline Dollar Lender outstanding at any time, when aggregated with the Swingline Dollar Lender’s other outstanding Revolving Extensions of Credit, may exceed the Swingline Dollar Commitment of such Swingline Dollar Lender then in effect), (y) the Revolving Credit Exposure of such Swingline Dollar Lender shall not exceed its Revolving Commitment and (z) the Company shall not request, and the Swingline Dollar Lenders shall not make, any Swingline Dollar Loan if, after giving effect to the making of such Swingline Dollar Loan, the aggregate amount of the Available Revolving Commitments would be less than zero or the aggregate outstanding Swingline Dollar Loans would exceed the Swingline Dollar Limit. During the Revolving Commitment Period, the Company may use the Swingline Dollar Commitments by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Dollar Loans shall be denominated in Dollars and ABR Loans only.
(b)    Subject to the terms and conditions hereof, each Swingline Alternative Currency Lender agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swingline loans denominated in Alternative Currencies (“Swingline Alternative Currency Loans”) to the Borrowers; provided that (x) the Dollar Equivalent of the aggregate principal amount of Swingline Alternative

Currency Loans outstanding at any time from any Swingline Alternative Currency Lender shall not exceed the Swingline Alternative Currency Commitment of such Swingline Alternative Currency Lender then in effect (notwithstanding that the Swingline Alternative Currency Loans of such Swingline Alternative Currency Lender outstanding at any time, when aggregated with such Swingline Alternative Currency Lender’s other outstanding Revolving Extensions of Credit, may exceed the Swingline Alternative Currency Commitment of such Swingline Alternative Currency Lender in effect), (y) the Revolving Credit Exposure of such Swingline Alternative Currency Lender shall not exceed its Revolving Commitment and (z) no Borrower shall request, and the Swingline Alternative Currency Lenders shall not make, any Swingline Alternative Currency Loan if, after giving effect to the making of such Swingline Alternative Currency Loan, the aggregate amount of the Available Revolving Commitments would be less than zero or the Dollar Equivalent of the aggregate outstanding Swingline Alternative Currency Loans would exceed the Swingline Alternative Currency Limit. During the Revolving Commitment Period, each Borrower may use the Swingline Alternative Currency Commitments by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Alternative Currency Loans shall bear interest at the applicable Swingline Alternative Currency Rate.
(c)    Each Borrower shall repay to each Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower by such Swingline Lender on the earliest of (i) the Revolving Termination Date, (ii) the 15th Business Day after such Swingline Loan is made and (iii) the last Business Day of a calendar quarter that is at least three Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, each Borrower shall repay all Swingline Loans made to it then outstanding.
(d)    The Company may appoint from the Lenders additional Swingline Lenders which agree to act in such capacity from time to time, and, in connection therewith, the Swingline Alternative Currency Limit and the Swingline Dollar Limit may be increased in accordance with the respective definitions of such terms; provided, for the avoidance of doubt, that no Lender shall be required to act as an additional Swingline Lender.
2.3    Procedure for Swingline Loan Borrowing; Refunding of Swingline Loans. (a) Whenever a Borrower desires that a Swingline Lender make Swingline Loans it shall give such Swingline Lender irrevocable telephonic notice (which telephonic notice must be received by such Swingline Lender not later than 1:30 P.M, Local Time (or, in the case of Swingline Alternative Currency Loans, not later than 11:00 A.M., Local Time)), confirmed promptly in writing (with a copy to the Administrative Agent), specifying (i) the applicable Borrower, (ii) whether such Swingline Loan is to be a Swingline Dollar Loan or a Swingline Alternative Currency Loan, (iii) the currency of such Borrowing, (iv) the applicable Interest Period therefor (if such Borrowing is not in Dollars), (v) the amount to be borrowed (expressed in the requested currency), (vi) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period) and (vii) the account into which the proceeds of such Borrowing are to be deposited. Each borrowing under a Swingline Commitment shall be in an amount not less than the Dollar Equivalent of $500,000 or (in the case of Swingline Dollar Loans) a whole multiple of $100,000 in excess thereof or (in the case of Swingline Alternative Currency Loans) a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., Local Time (or in the case of Swingline Alternative Currency Loans, such later time as may be specified by the applicable Swingline Alternative Currency Lender), on the Borrowing Date specified in a notice in respect of Swingline Loans, such Swingline Lender shall make available to the applicable Borrower at its office specified in the applicable notice an amount in immediately available funds in the requested currency equal to the amount of the Swingline Loan to be made by such Swingline Lender. Each Swingline Lender shall promptly notify the Administrative Agent of the making of any Swingline Loan.

(b)    Each Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of each Borrower (which hereby irrevocably directs such Swingline Lender to act on its behalf), on one Business Day’s notice given by such Swingline Lender no later than 12:00 Noon, Local Time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan in the applicable currency (or, only to the extent that a Lender is unable to make such payment in the applicable currency, in Dollars based on the Exchange Rate in effect on the date such payment is made) in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) owed to such Swingline Lender outstanding on the date of such notice, to repay such Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., Local Time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to such Swingline Lender for application by such Swingline Lender to the repayment of the Refunded Swingline Loans. Each Borrower irrevocably authorizes each Swingline Lender to charge such Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.
(c)    If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.3(b) one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to any Borrower or if for any other reason, as determined by a Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.3(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.3(b), purchase for cash in the applicable currency an undivided participating interest in the then outstanding Swingline Loans of such Swingline Lender by paying to such Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the Dollar Equivalent of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.
(d)    Whenever, at any time after a Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, such Swingline Lender receives any payment on account of the applicable Swingline Loans, such Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all applicable Swingline Loans then due); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Revolving Lender will return to such Swingline Lender any portion thereof previously distributed to it by such Swingline Lender.
(e)    Each Revolving Lender’s obligation to make the Revolving Loans referred to in Section 2.3(b) and to purchase participating interests pursuant to Section 2.3(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or any Borrower may have against any Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by the applicable Borrower or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.4    Repayment of Revolving Loans. Each Borrower shall repay all outstanding Revolving Loans made to such Borrower on the Revolving Termination Date.
2.5    Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period (or any later date on which such Lender has outstanding Revolving Extensions of Credit), computed at the Facility Fee Rate on the average daily amount of the Revolving Commitment (or, following termination of the Revolving Commitments, the Revolving Extensions of Credit) of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date (and on demand following termination of the Revolving Commitments), commencing on the first such date to occur after the Closing Date.
(b)    The Company agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
2.6    Termination or Reduction of Commitments. The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. The Alternative Currency Sublimit shall be reduced concurrently with any reduction of the Total Revolving Commitments ratably based on the amount of the reduction of the Total Revolving Commitments
2.7    Optional Prepayments. Each Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., Local Time, (i) one Business Day prior thereto, in the case of ABR Loans (provided that ABR Loans may be prepaid on the same Business Day if notice is received by the Administrative Agent no later than 12:00 P.M., Local Time), (ii) three Business Days prior thereto, in the case of Term Benchmark Loans and (iii) five Business Days prior thereto, in the case of RFR Loans , which notice shall specify the date and amount of prepayment and Type of the Loans being prepaid, as applicable; provided, that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.17. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple in excess thereof. Partial optional prepayments of the Loans shall be ratable as among the Lenders thereof.
2.8    Mandatory Prepayments. If on any date the Total Revolving Extensions of Credit exceed the Total Revolving Commitments, the Company shall, within five Business Days after notice thereof to the Company from the Administrative Agent, cash collateralize L/C Obligations and/or prepay Revolving Loans (or cause any Foreign Subsidiary Borrower to prepay Revolving Loans made to such Foreign Subsidiary Borrower) in an aggregate amount equal to such excess. If on any Exchange Rate Date, the Dollar Equivalent of the Total Revolving Extensions of Credit attributable to Alternative Currency

Loans and Alternative Currency Letters of Credit exceed the Alternative Currency Sublimit by 5% or more, then within five Business Days after notice thereof to the Company from the Administrative Agent, the Company shall (or, with respect to obligations of a Foreign Subsidiary Borrower, shall cause such Foreign Subsidiary Borrower to) prepay Alternative Currency Loans and cash collateralize L/C Obligations in respect of Alternative Currency Letters of Credit in an aggregate principal amount at least equal to such excess. Nothing set forth in this Section 2.8 shall be construed to require the Administrative Agent to calculate compliance under this Section 2.8 other than at the times set forth in Section 2.8.
2.9    Conversion and Continuation Options. (a) Each Borrower may elect from time to time to convert Term Benchmark Loans denominated in Dollars to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., Local Time, on the Business Day preceding the proposed conversion date. Each Borrower may elect from time to time to convert ABR Loans to Term Benchmark Loans denominated in Dollars by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, Local Time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(b)    Any Term Benchmark Loan may be continued as such in the same currency upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Term Benchmark Loan denominated in Dollars under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and, unless repaid, (i) each Revolving Term Benchmark Borrowing denominated in Dollars and, if applicable, each RFR Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (ii) each Revolving Term Benchmark Borrowing denominated in Canadian Dollars shall be converted to a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto, and (iii) each Term Benchmark Borrowing denominated in an Alternative Currency (other than Canadian Dollars) or RFR Borrowing denominated in Pounds Sterling shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the Applicable Margin; provided further that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency other than Canadian Dollars or outstanding affected RFR Loans denominated in Pounds Sterling shall either be (x) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or (y) prepaid at the end of the applicable Interest Period, as applicable, in full; provided further that if no election is made by the applicable Borrower by the earlier of (A) the date that is three Business Days (five Business Days with respect to RFR Loans denominated in Pounds Sterling) after receipt by the applicable Borrower of such notice and (B) the last day of the current Interest Period for the applicable Term Benchmark Loan, the applicable Borrower shall be deemed to have elected clause (x) above. If a Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans if denominated in Dollars shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and, if denominated in an Alternative Currency, shall be continued as such in the same currency with a one month

Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(c)    For the avoidance of doubt, the conversion and continuation provisions of this Section 2.9 shall not apply to Swingline Alternative Currency Loans and the terms of Section 2.2 shall control the repayment and reborrowing of such Swingline Alternative Currency Loans.
2.10    Limitations on Term Benchmark Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than twenty Term Benchmark Tranches shall be outstanding at any one time.
2.11    Interest Rates and Payment Dates. (a) Subject to the provisions of Section 2.11(f), each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Term SOFR Rate, Adjusted EURIBOR Rate or Adjusted Term CORRA Rate, as applicable, determined for such day plus the Applicable Margin.
(b)    Subject to the provisions of Section 2.11(f), each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
(c)    (i) Each RFR Loan denominated in Pounds Sterling shall bear interest at a rate per annum equal to Daily Simple SONIA plus the Applicable Margin, (ii) each RFR Loan denominated in Dollars shall bear interest at a rate per annum equal to Daily Simple SOFR plus the Applicable Margin and (iii) each RFR Loan denominated in Canadian Dollars shall bear interest at a rate per annum equal to Adjusted Daily Simple CORRA plus the Applicable Margin.
(d)    Subject to the provisions of Section 2.11(f), each Swingline Alternative Currency Loan shall bear interest at a rate per annum equal to the Swingline Alternative Currency Rate, and each Swingline Dollar Loan shall bear interest at a rate per annum equal to the Swingline Dollar Rate.
(e)    Subject to the provisions of Section 2.11(f), each Alternative Currency Loan shall be subject to customary adjustments if and to the extent Loans denominated in such Alternative Currencies are customarily priced on a Term Benchmark Rate basis plus an additional cost.
(f)    Any Loans, Reimbursement Obligations and other Obligations under the Loan Documents not paid when due shall bear interest at a rate per annum equal to (i) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or and (ii) in the case of any other Obligation, the rate then applicable to ABR Loans under the Revolving Facility plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).
(g)    Interest shall be payable by the applicable Borrower in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (f) of this Section shall be payable from time to time on demand.
2.12    Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Term CORRA, RFR Loans denominated in Pounds Sterling or Canadian Dollars and ABR Loans (the rate of interest of which is calculated on the basis of Prime Rate) shall be calculated on the basis of a 365- (or

366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of each determination of a Term Benchmark Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Statutory Reserve Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of a Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).
2.13    Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, CORRA Rate or the Adjusted Term CORRA Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable currency and such Interest Period or (B) at any time that adequate and reasonable means do not exist for ascertaining SONIA or Daily Simple SONIA, Daily Simple SOFR or Daily Simple SOFR or Daily Simple CORRA or Adjusted Daily Simple CORRA, as applicable; or
(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted Term CORRA Rate for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lender (or Lenders) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicably currency and such Interest Period or (B) at any time, the Daily Simple SONIA, Daily Simple SOFR or Adjusted Daily Simple CORRA, as applicable will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicably currency;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new interest election request or a new borrowing request, (A) for Loans denominated in Dollars, any interest election request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any borrowing request that requests a Term Benchmark Borrowing shall instead be deemed to be an interest election request or a borrowing request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Borrowing if Daily Simple SOFR is also is the subject of Section 2.13(a)(i) or (ii) above and (B) for Loans denominated in an Alternative Currency, any interest election request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any borrowing request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term

Benchmark Loan or RFR Loan in any currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new interest election request or a new borrowing request, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Loan if Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Alternative Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars or Canadian Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Facility Lenders of each affected Facility.
(c)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian Dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.
(d)    The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate or Term CORRA) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, either (x) the Borrowers will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such currency is implemented pursuant to this Section 2.13, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable Alternative Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Canadian Dollars, the Canadian Prime Rate) for the applicable currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Alternative Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.
2.14    Pro Rata Treatment and Payments. (a) Except as otherwise provided herein, (i) each payment by any Borrower on account of any fee payable to Lenders with respect to the respective Revolving Commitments and Revolving Loans and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the Revolving Percentages of the relevant Lenders entitled thereto and (ii) each payment by the Company of any fee payable to Lenders with respect to any Term Loans shall be made pro rata according to the Term Loan Percentage of the relevant Lenders.
(b)    Except as otherwise provided herein, each payment (including each prepayment) by the Company on account of principal of and interest on any Term Loans shall be made pro rata according to the respective outstanding principal amounts of such Term Loans then held by the applicable Term Lenders.
(c)    Except as otherwise provided herein, each payment (including each prepayment) by any Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective Revolving Percentages of the Revolving Lenders entitled thereto.
(d)    All payments (including prepayments) to be made by each Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars or the applicable Alternative Currency and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term

Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension. All payments hereunder shall be made in Dollars except payments of principal of and interest on any Alternative Currency Loan and reimbursement of any payment made by an Issuing lender pursuant to a Letter of Credit denominated in an Alternative Currency and interest thereon shall be paid in the applicable currency. If, for any reason, a Borrower is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Notwithstanding the foregoing, if any Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayments or otherwise), the unpaid portion of such Loan shall, if such Loan is not denominated in Dollars, at the option of the Administrative Agent be redenominated in Dollars on the date due thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if any Borrower shall fail to pay any interest on any Loan that is not denominated in Dollars, such interest shall at the option of the Administrative Agent be redenominated in Dollars on the due date therefore (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.
(e)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the date of borrowing therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Overnight Bank Funding Rate for the applicable currency and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for such currency, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such date of borrowing, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable thereto, within three Business Days after demand therefor from the Company.
(f)    Unless the Administrative Agent shall have been notified in writing by a Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at a rate per annum equal to the Overnight Bank Funding Rate for the applicable currency. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.

(g)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3(c), 2.3(d), 2.14(e), 2.14(f), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent, any Swingline Lender or any Issuing Lender for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
(h)    The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder. This Section 2.14 is subject to Section 1.5.
2.15    Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the date hereof:
(i)    shall subject any Lender or Issuing Lender to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions (or participations therein) of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Term SOFR Rate, EURIBOR Rate or CORRA Rate; or
(iii)    shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender (or, in the case of (i), such Lender or Issuing Lender), by an amount that such Lender (or, in the case of (i), such Lender or Issuing Lender) reasonably deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company shall promptly pay such Lender (or, in the case of (i), such Lender or Issuing Lender), within 30 days after receipt of a reasonably detailed invoice therefor, any additional amounts necessary to compensate such Lender (or, in the case of (i), such Lender or Issuing Lender) for such increased cost or reduced amount receivable. If any Lender (or, in the case of (i), any Lender or Issuing Lender) becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Company (with a copy to the Administrative Agent) of a written request therefor, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
(c)    A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Company (with a copy to the Administrative Agent) shall be presumptively correct in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Company shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Company of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Company pursuant to this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(d)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, by the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.
2.16    Taxes. (a) Any and all payments made by or on account of any Borrower under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, the amounts so payable by the applicable Borrower to such Credit Party shall be increased as necessary so that, after such withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16), the applicable Credit Party receives an amount equal to the sum which would have been received had no such deduction or withholding been made.
(b)    In addition, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, shall timely reimburse it for the payment of such Other Taxes.
(c)    As soon as practicable after the payment of any Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.16, such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt issued by such Governmental Authority showing payment thereof.
(d)    The Borrowers shall indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Credit Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Credit Party, shall be conclusive absent manifest error.

(e)    Any Credit Party (or Transferee) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Credit Party (or Transferee), if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by such Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Credit Party (or Transferee) is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(i)-(iv), (f) and (g) of this Section 2.16) shall not be required if in the Credit Party’s (or Transferee’s) reasonable judgment such completion, execution or submission would subject such Credit Party (or Transferee) to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Credit Party (or Transferee). Without limiting the generality of the foregoing, each Credit Party (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver on or before the date on which it becomes a party to this Agreement to the applicable Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) and from time to time thereafter upon request of the applicable Borrower or the Administrative Agent:
(i) in the case of a Non-U.S. Lender claiming eligibility for benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, two executed copies of IRS Form W-8BEN-E or W-8BEN establishing an exemption from, or reduction of U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, two executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii) in the case of a Non-U.S. Lender claiming that its extension of credit will generate U.S. effectively connected income, an IRS Form W-8ECI;
(iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two copies of an executed IRS Form W-8BEN-E or IRS Form W-8BEN;
(iv) to the extent a Non-U.S. Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; or
(v) executed copies of any other form prescribed by applicable requirements of U.S. federal income Tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding

Tax together with such supplementary documentation necessary to enable the applicable Borrower or Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(f)    Furthermore, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent and the Company, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent or the Company, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent or the Company as may be necessary for the Withholding Agent and each Borrower to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    Any Credit Party that is a United States person shall deliver to the applicable Borrower (with a copy to the Administrative Agent) on or before the date on which it becomes a party to this Agreement a duly completed and signed original IRS Form W-9 (or successor form) establishing that the Credit Party is organized under the laws of the United States and is not subject to backup withholding. Each Credit Party shall deliver such form promptly upon the expiration, obsolescence or invalidity of any form previously delivered by such Credit Party pursuant to this Section 2.16(g).
(h)    Each Credit Party shall promptly notify the applicable Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the applicable Borrower and the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). In addition, each Non-U.S. Lender shall deliver such forms or certifications described in this Section 2.16 promptly upon the expiration, obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender pursuant to this Section 2.16.
(i)    If a Credit Party determines, in its sole discretion (exercised in good faith), that it has received a refund of any Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Credit Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Credit Party, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Credit Party in the event the Credit Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will a Credit Party be required to pay any amount to a Borrower pursuant to this paragraph (i) the payment of which would place such Credit Party in a less favorable net after-Tax position than the Credit Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Credit Party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Borrower or to any other Person.
(j)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrowers to indemnify for Indemnified Taxes) that are payable or paid by the Administrative Agent, (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.6(c)(iii) relating to the maintenance of a Participation Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (k).
(k)    The agreements in this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction, or discharge of the Loans and all other amounts payable under any Loan Document.
2.17    Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans or RFR Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (other than by operation of Section 2.13), (b) default by such Borrower in making any prepayment of or conversion from Term Benchmark Loans or RFR Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making by such Borrower of a prepayment of Term Benchmark Loans or RFR Loans on a day that is not the Interest Payment Date with respect thereto. With respect to Term Benchmark Loans, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Payment Date (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure, as applicable) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable offshore interbank market for such currency, whether or not such Term Benchmark Loan was in fact so funded. A certificate as to any amounts payable pursuant to this Section submitted to such Borrower by any Lender shall be presumptively correct in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.18    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.16 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.15 or 2.16.

2.19    Incremental Facility. (a) Each Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (each an “Incremental Term Facility”) or one or more additional revolving facilities or letter of credit facilities or an increase in the amount of the Revolving Facility (each, an “Incremental Revolving Facility”; together with the Incremental Term Facilities, each an “Incremental Facility”), provided that (i) at the time and after the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall have occurred and be continuing, (ii) the Company shall be in compliance with the covenant contained in Section 7.1 determined on a pro forma basis as of the last day of the most recent period of the Company for which financial statements are available as if any term loans under such Incremental Facility had been outstanding and any revolving commitment under such Incremental Facility (to the extent available to make Loans) had been fully used on the last day of such period, and (iii) the aggregate principal amount of the Incremental Facilities shall not exceed $750,000,000. Each Incremental Facility shall be in an aggregate principal amount that is not less than $50,000,000 unless approved by the Administrative Agent (provided that such amount may be less than $50,000,000 if such amount represents all remaining availability under the limit set forth in the preceding sentence). Any negative or financial covenants applicable to an Incremental Facility that are more restrictive than those contained in this Agreement shall be deemed to be automatically incorporated in this Agreement, mutatis mutandis, except (x) in the case of an Incremental Revolving Facility, to the extent they do not by their nature apply or relate to any then-existing Facility or apply only to periods after the commitment termination date of the Revolving Facility or any other revolving Facility and (y) in the case of an Incremental Term Facility, to the extent they do not by their nature apply or relate to any then-existing Facility or apply only to periods after the Latest Maturity Date. Any Incremental Facility shall be unsecured.
(a)    (i) Any Incremental Revolving Facility shall not mature earlier than the Revolving Termination Date or any other revolving Facility nor have a weighted average life which is shorter than the then remaining weighted average life of the Revolving Facility, (ii) the terms and conditions applicable to any Incremental Revolving Facility (other than with respect to maturity, which shall be governed by the preceding clause (i)) shall be the same as those applicable to the Revolving Facility other than interest rate margins and commitment/facility fees, such terms and conditions which do not apply or relate to any then-existing Facility, terms that are only applicable to periods after the commitment termination date of the Revolving Facility or any other revolving Facility or other terms reasonably satisfactory to the Administrative Agent and (iii) the Applicable Margin and commitment/facility fees relating to any Incremental Revolving Facility shall be as agreed by the Company and the Lenders providing such Incremental Revolving Facility.
(b)    (i) Any Incremental Term Facility shall not mature earlier than the Latest Maturity Date nor have a weighted average life to maturity which is shorter than the remaining weighted average life to maturity of any then-outstanding Term Loans, (ii) the terms and conditions applicable to any Incremental Term Facility (other than with respect to the maturity, which shall be governed by the preceding clause (i) and as set forth below) shall be the same as those applicable to any then-outstanding Term Loans other than (w) the interest rate margins (subject to clause (iii) below) and original issue discount or upfront fees (if any), interest rate floors (if any), and amortization schedule (subject to clause (i) above) applicable to the Incremental Term Facilities, (x) terms that are only applicable to periods after the Latest Maturity Date, (y) terms and conditions which do not apply to any then-existing Facility and (z) other terms reasonably satisfactory to the Administrative Agent and (iii) the interest rate margins and original issue discount or upfront fees, interest rate floors and currency shall be determined by the Company and the Lenders of the Incremental Term Facility.
(c)    Subject to the other provisions of this Section 2.19, any Incremental Facility shall otherwise be on terms and pursuant to documentation to be determined by the Company and the Persons willing to provide such Incremental Facility, provided that to the extent such terms and documentation are not consistent with the then existing Facilities (other than with respect to pricing, amortization and maturity and except as permitted by the preceding paragraphs (b) and (c)) they shall be reasonably satisfactory to the Administrative Agent (it being agreed that Incremental Term Facilities may contain customary mandatory prepayments, voting rights and prepayment premiums). Each notice from the Company pursuant to this Section 2.19 shall set forth the requested amount and proposed terms of the relevant Incremental Facility and the Lenders or other Persons willing to provide the Incremental Facility. Each Incremental Facility may be provided by any existing Lender or by any Eligible Assignee selected by the Company (any such other financial institution or fund being called an “Additional Lender”), provided that the Administrative Agent and, solely with respect to an increase in the Revolving Facility (and not any additional revolving facility), each Issuing Bank and each Swingline Lender, shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s providing such Incremental Facility if such consent would be required under Section 10.6 for an assignment of Loans to such Lender or Additional Lender. Commitments in respect of Incremental Facilities shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrower(s), each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent pursuant to Section 10.1(e) hereof. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.19. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 5.2 (it being understood that all references to the date of making of an Extension of Credit or similar language in such Section 5.2 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrowers will use the proceeds of the Incremental Facilities for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Facility, unless it so agrees. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this paragraph.
2.20    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.5(a);
(b)    the Commitment and Revolving Extensions of Credit and Term Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (ii) any waiver, amendment or modification increasing the amount or extending the expiration date of such Defaulting Lender’s Revolving Commitment, reducing the stated rate of any interest payable hereunder to such Defaulting Lender or extending the scheduled date of any payment thereof to such Defaulting Lender that would, absent this Section 2.20(b), require the consent of such Defaulting Lender pursuant to Section 10.1 shall require the consent of such Defaulting Lender.

(c)    if any Swingline Exposure or L/C Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i)    all or any part of such Swingline Exposure (other than the portion of such Swingline Exposure referred to in clause (b) of the definitions of Swingline Alternative Currency Exposure and Swingline Dollar Exposure) and L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x)(1) the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure (other than the portion of such Swingline Exposure referred to in clause (b) of the definitions of Swingline Alternative Currency Exposure and Swingline Dollar Exposure) and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (2) each non-Defaulting Lender’s Revolving Extensions of Credit plus its Revolving Percentage of such Defaulting Lender’s Swingline Exposure (other than the portion of such Swingline Exposure referred to in clause (b) of the definitions of Swingline Alternative Currency Exposure and Swingline Dollar Exposure) and L/C Exposure does not exceed such non-Defaulting Lender’s Revolving Commitment and (y) the conditions set forth in Section 5.2 are satisfied at such time;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth the last paragraph of Section 8 for so long as such L/C Exposure is outstanding;
(iii)    if the Company cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to this Section 2.20(c), the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;
(iv)    if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.5(a) and Section 3.3 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and
(v)    if all or any portion of such Defaulting Lender’s L/C Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.20(c), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such L/C Exposure) and letter of credit fees payable under Section 3.3 with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until such L/C Exposure is cash collateralized and/or reallocated; and
(d)    so long as any Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loans or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)    any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 10.7 but excluding Section 10.1(c)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Letter of Credit, (iv) fourth, to the funding of any Revolving Loan or Term Loan, as applicable, in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Revolving Loans or Term Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or an Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, with respect to this clause (viii), that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligation under a Facility in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders under such Facility pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender under such Facility.
If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Lender, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to each Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder; provided this paragraph shall not apply if the Swingline Exposure and L/C Exposure of such Lender is reallocated among non-Defaulting Lenders and/or cash collateralized so that the Swingline Lenders and Issuing Lender do not have any risk in respect of such Lender.
In the event that the Administrative Agent, the Company, each Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolving Percentage.
2.21    Extension Offers. (a) The Company may, on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of one or more Facilities (each Facility subject to such an Extension Offer, an “Extension Request Facility”), in each case to extend the final maturity date of such Lenders’ respective Loans and commitments under such Facility to a later maturity date and to make one or more other Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company. Such Extension Offer shall set forth the terms and conditions of the requested Extension Permitted Amendments, the date on which the Extension Agreement (as defined below) is requested to become effective (which date shall be acceptable to the Administrative Agent) and such other principal terms on which the Company proposes to enter into the Extension Agreement. Extension Permitted Amendments shall become effective only with respect to the Loans and commitments of the Lenders of the Extension Request Facility that accept the applicable Extension Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and commitments of such Extension Request Facility. No Lender shall have any obligation to accept any such Extension Offer.
(b)    The Company, each Accepting Lender and the Administrative Agent shall execute and deliver an amendment agreement (the “Extension Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension Permitted Amendments and the terms and conditions thereof and such amendment will be effective to amend this Agreement and the other Loan Documents on the terms set forth therein without the consent of any other Lender; provided that no Extension Agreement may alter the rights of any Lender (other than the applicable Accepting Lenders) in any manner that would not be permitted under Section 10.1 without the consent of such Lender unless such consent shall have been obtained. The effectiveness of any Extension Agreement shall be subject to the satisfaction on the date of the effectiveness thereof of each of the conditions set forth in Section 5.2 (it being understood that all references to the date of making of an Extension of Credit or similar language in such Section 5.2 shall be deemed to refer to the effective date of such Extension Agreement) and such other conditions as the parties thereto shall agree. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this paragraph.
(c)    The Administrative Agent shall promptly notify each Lender as to the effectiveness of an Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.21, including any amendments necessary to treat the applicable Loans and/or commitments of the Accepting Lenders as a new “Facility” of loans and/or commitments hereunder; provided that, in the case of any Extension Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Lender and each applicable Swingline Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan under the applicable Facility as between the commitments of such new “Facility” and the remaining Revolving Commitments under the applicable Facility shall be made on a ratable basis as between the commitments of such new “Facility” and the remaining Revolving Commitments under such Facility and (ii) the Revolving Commitment Period and the Revolving Termination Date, as such terms are used in reference to Letters of Credit or Swingline Loans, may not be extended without the prior written consent of each applicable Issuing Lender and each applicable Swingline Lender, as applicable.
SECTION 3.    LETTERS OF CREDIT
3.1    L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit and bank guarantees in customary form (collectively, “Letters of Credit”) for the account of the Company (or jointly for the account of the Company and a Restricted Subsidiary) on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the Dollar Equivalent of the Total L/C Limit, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero, (iii) the aggregate Dollar Equivalent of Alternative Currency Loans and Alternative Currency L/C Exposure would exceed the Alternative Currency Sublimit or (iv) the L/C Exposure in respect of Letters of Credit issued by such Issuing Lender would exceed such Issuing Lender’s L/C Commitment. Each Letter of Credit shall (i) be denominated in Dollars or, if approved by the Issuing Lender, an Alternative Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) (1) the date that is five Business Days prior to the Revolving Termination Date or (2) the date that is one year after the Revolving Termination Date, provided that no later than the 60th day prior to the Revolving Termination Date (or for any Letters of Credit issued after such date, the date of issuance), the Company shall deposit in a cash collateral account opened by the Administrative Agent an amount equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
(b)    The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.
(c)    Unless otherwise expressly agreed by an Issuing Bank and the Borrowers when a Letter of Credit is issued by such Issuing Bank (including any such agreement applicable to an existing Letter of Credit), (i) the rules of the ISP shall be stated therein to apply to each standby Letter of Credit, and (ii) the rules of the UCP shall be stated therein to apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrowers for, and such Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the laws or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade, or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.
(d)    For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
3.2    Procedure for Issuance of Letter of Credit. The Company may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request, including the currency in which such Letter of Credit is to be denominated. Upon receipt of any

Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days (or four Business Days in the case of a Letter of Credit denominated in an Alternative Currency) after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Company. The Issuing Lender shall furnish a copy of such Letter of Credit to the Company promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
3.3    Fees and Other Charges. (a) The Company will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Company shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.
(b)    In addition to the foregoing fees, the Company shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit, including any losses to an Issuing Lender resulting from the use of the Exchange Rate hereunder (as compared to such Issuing Lender’s spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such applicable Alternative Currency are then being conducted (calculated at the time that any applicable conversion based on the Exchange Rate is made hereunder)) in connection with any reimbursement by the Company, any payment by an L/C Participant to such Issuing Lender or any fronting fee paid by the Company to any Issuing Lender, in an amount equal to such difference (if any).
3.4    L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Company in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by any Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)    If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
(c)    Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Company or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
3.5    Reimbursement Obligation of the Company. If any draft is paid under any Letter of Credit, the Company shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the second Business Day after the Company receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the second Business Day immediately following the day that the Company receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars (or, in the case of a Letter of Credit denominated in an Alternative Currency, in such Alternative Currency or in Dollars based on the Exchange Rate in effect on the date payment is made, as selected by the Issuing Lender) and in immediately available funds. Interest shall be payable on any such amounts in the applicable currency from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.11(b) and (y) thereafter, Section 2.11(f).
3.6    Obligations Absolute. The Company’s obligations to reimburse L/C Disbursements as provided under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Application or this Agreement or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstances whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any subsidiary or in the relevant currency markets generally. Neither the Administrative

Agent, the Lenders nor any Issuing Lender, nor any of their respective related parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission, dispatch or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), errors in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Lender; provided that the foregoing shall not be constructed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct of the Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
3.7    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall, upon examination of such draft promptly notify the Company of the date and amount thereof and whether it is has made, or intends to make a payment thereunder. The responsibility of the Issuing Lender to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
3.8    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
3.9    Cash Collateralization. If on any date the Dollar Equivalent of the L/C Obligations exceeds the L/C Commitment by more than 105%, then the Company shall within three Business Days after notice thereof from the Administrative Agent deposit in a cash collateral account opened by the Administrative Agent an amount equal to such excess plus accrued and unpaid interest thereon.
3.10    Currency Adjustments.
(a)    Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating any fee in respect of any Letter of Credit in respect of any Business Day, the Administrative Agent shall convert the amount available to be drawn under any Letter of Credit denominated in a currency other than Dollars into an amount of Dollars based upon the Exchange Rate.
(b)    Notwithstanding anything to the contrary contained in this Section 3, prior to demanding any reimbursement from the L/C Participants pursuant to Section 3.4 in respect of any Letter of Credit denominated in a currency other than Dollars, the Issuing Lender shall convert (on a Business Day determined by the Issuing Lender) the Company’s obligation under Section 3.4 to reimburse the Issuing Lender in such currency into an obligation to reimburse the Issuing Lender in Dollars. The Dollar amount of the reimbursement obligation of the Company and the L/C Participants shall be computed by the Issuing Lender based upon the Exchange Rate in effect for the day on which such conversion occurs.
SECTION 4.    REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and the Lenders to make the Loans and issue or participate in the Letters of Credit, the Company (and, to the extent solely relating to any Foreign Subsidiary Borrower, each such Foreign Subsidiary Borrower) hereby represents and warrants to the Administrative Agent and each Lender that:
4.1    No Change. Since December 31, 2024, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect (it being agreed that solely for purposes of this Section 4.1 no change in automotive industry conditions or in banking, financial or capital markets on and after such date which does not disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, shall have a Material Adverse Effect).
4.2    Existence; Compliance with Law. Each Borrower (a) is duly organized, validly existing and in good standing (or the functional equivalent thereof in the case of Foreign Subsidiaries) under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing (or the functional equivalent thereof in the case of Foreign Subsidiaries) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except in the case of (c) and (d) when the failure to do so would not reasonably be expected to have a Material Adverse Effect.
4.3    Power; Authorization; Enforceable Obligations. Each Borrower has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents except consents, authorizations, filings and notices described in Schedule 4.3, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document has been duly executed and delivered on behalf of each Borrower party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Borrower party thereto, enforceable against each such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
4.4    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Borrower and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

4.5    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against any Borrower or against any of their respective properties or revenues (including with respect to the Loan Documents) that would reasonably be expected to have a Material Adverse Effect.
4.6    No Default. No Borrower is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
4.7    Ownership of Property. Except as would not reasonably be expected to have a Material Adverse Effect, each Borrower has title in fee simple to, or a valid leasehold, subleasehold, license or other interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property.
4.8    [Reserved]
4.9    Taxes. Each Borrower has filed or caused to be filed all federal and state and other Tax returns that are required to be filed and has paid or caused to be paid all Taxes required to be paid by it (except (i) any such Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP (where GAAP requires such reserves) have been provided on the books of the relevant Borrower or (ii) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect).
4.10    Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Company (and each other applicable Borrower) will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.
4.11    [Reserved].
4.12    ERISA. Except, in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect, (i) each Borrower and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code relating to Single Employer Plans and Multiemployer Plans and the regulations and published interpretations thereunder and (ii) no ERISA Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan. Except, in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits.
4.13    Investment Company Act; Other Regulations. No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Borrower is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur the Indebtedness to be incurred hereunder.

4.14    Subsidiaries. As of the date hereof, (a) Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Borrower and (b) except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or similar equity awards granted to current or former employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Company or any Subsidiary.
4.15    Use of Proceeds. The proceeds of the Revolving Loans shall be used (a) to replace and refinance the Existing Revolving Loans and replace the Existing Revolving Commitments under the Existing Credit Agreement and to pay fees and expenses in connection therewith and (b) for working capital and general corporate purposes. The proceeds of the Loans shall not be used to purchase or carry margin stock for any purpose that violates the Regulations of the Board.
4.16    Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
(a)    the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and to the knowledge of the Company, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation by any Borrower of, or could give rise to liability of any Borrower under, any Environmental Law;
(b)    no Group Member has received any written or, to the knowledge of the Company, oral notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Company have knowledge or reason to believe that any such notice will be received or is being threatened;
(c)    Materials of Environmental Concern have not been transported or disposed of from the Properties during the last five years by any Borrower or, to the knowledge of the Company, other Person or, to the knowledge of the Company, any prior time in violation of, or in a manner or to a location that could give rise to liability of any Borrower under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties during the last five years by any Borrower or, to the knowledge of the Company, other Person or, to the knowledge of the Company, any prior time in violation of, or in a manner that could give rise to liability of any Borrower under, any applicable Environmental Law;
(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding against any Borrower or, to the knowledge of the Company, other Person under any Environmental Law with respect to the Properties or the Business;
(e)    there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, during the last five years or, to the knowledge of the Company, any prior time in violation of or in amounts or in a manner that could give rise to liability of any Borrower under Environmental Laws;

(f)    the Properties and all operations at the Properties are in compliance, and have in the last five years and, to the knowledge of the Company, at all prior times been in compliance, with all Environmental Laws, and there is no contamination at, under or about the Properties that could give rise to liability of any Borrower or violation of any Environmental Law with respect to the Properties or the Business; and
(g)    no Group Member has assumed any liability by contract or, to the knowledge of the Company, operation of law, of any other Person under Environmental Laws.
4.17    Accuracy of Information, etc. (a) No factual statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Borrower to the Administrative Agent, the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (as modified or supplemented by other information so furnished) other than any projections or pro forma information, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances when made. The projections and pro forma information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such projections as they relate to future events are subject to significant uncertainties, many of which are beyond the control of the Borrowers and not to be viewed as fact and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount.
(b)    As of the Closing Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.
4.18    Financial Statements. The (i) audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2024 and the related statements of income and cash flow for the fiscal year ending on such date and (ii) unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 29, 2025 and the related statements of income and cash flow for the fiscal quarter ending on such date, each as heretofore furnished to the Administrative Agent and the Lenders and certified by a Responsible Officer of the Company, are complete and correct in all material respects and fairly present the financial condition of the Company and its Subsidiaries on such date. All such financial statements, including the related schedules and notes thereto, have been prepared in conformity with GAAP applied on a consistent basis, and all liabilities, direct and contingent, of the Company on a consolidated basis with its Subsidiaries on such date required to be disclosed pursuant to GAAP are disclosed in such financial statements, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
4.19    Solvency. After giving effect to the occurrence of the Closing Date and the incurrence of all Indebtedness and Obligations being incurred in connection herewith and therewith, the Company is Solvent.
4.20    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and duly appointed agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors, and to the knowledge of the Company its employees and duly appointed agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person. None of (a) the Company, any Subsidiary or, to the knowledge of the Company or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any duly appointed agent of such Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds thereof or other transaction contemplated by the Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.
SECTION 5.    CONDITIONS PRECEDENT
5.1    Closing Date. The agreement of each Lender to make the extension of credit requested to be made by it on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
(a)    Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by each Borrower.
(b)    Closing Certificate. The Administrative Agent shall have received a Closing Certificate (together with all attachments thereto) from each Borrower, dated as of the Closing Date, and a solvency certificate from the chief financial officer of the Company, dated as of the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent.
(c)    Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.
(d)    Legal Opinions of Counsel to the Company. The Administrative Agent shall have received an opinion, in form and substance reasonably satisfactory to the Administrative Agent, of counsel to the Company and its Subsidiaries.
(e)    No Default; Representations and Warranties. (i) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date and (ii) each of the representations and warranties shall be true and correct in all material respects (unless already qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects) on and as of such date.
(f)    Patriot Act, Beneficial Ownership and “Know Your Customer” Information. (i) The Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information mutually agreed to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Company at least ten days prior to the Closing Date, a Beneficial Ownership Certification in relation to each such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
5.2    Each Extension of Credit. The agreement of each Lender to make the Extension of Credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent (except to the extent waived by the Required Lenders):

(a)    Representations and Warranties. Each of the representations and warranties (other than the representations and warranties made after the Closing Date in Sections 4.1, 4.5, 4.12 and 4.16) made by any Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by materiality, such representation shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the extensions of credit requested to be made on such date.
(c)    Foreign Subsidiary Information. If such requested Extension of Credit is the first Extension of Credit to be made to any Foreign Subsidiary Borrower that is not a party to this Agreement on the Closing Date, the Administrative Agent shall have received (with a copy for each Lender) (i) a Foreign Subsidiary Opinion in respect of such Foreign Subsidiary Borrower and information with respect to such Foreign Subsidiary Borrower of the type described in paragraph (d) of Section 5.1 and (ii) all documentation and other information with respect to such Foreign Subsidiary Borrower of the type described in paragraph (i) of Section 5.1.
SECTION 6.    AFFIRMATIVE COVENANTS
The Company (and, solely to the extent relating to any Foreign Subsidiary Borrower, each such Foreign Subsidiary Borrower) hereby agrees that, commencing on the Closing Date and so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Company (and, solely to the extent relating to any Foreign Subsidiary Borrower, each such Foreign Subsidiary Borrower) shall and shall cause each of its Restricted Subsidiaries to:
6.1    Financial Statements. Furnish to the Administrative Agent to be provided to each Lender:
(a)    as soon as available, but in any event not later than 120 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case, in comparative form the figures for the previous year, reported on without a qualification arising out of the scope of the audit or other material qualification or exception, by independent certified public accountants of nationally recognized standing;
(b)    as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company, including, for the avoidance of doubt, the fiscal quarter ended June 28, 2025 the unaudited consolidated and consolidating balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for the previous year, certified by a Responsible Officer, on behalf of the Company, as being fairly stated in all material respects; and
(c)    simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.1(a) and 6.1(b), the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except (i) as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and (ii) with respect to unaudited statements, the absence of footnote disclosure and subject to year-end audit adjustments) consistently throughout the periods reflected therein and with prior periods.
6.2    Certificates; Other Information. Furnish to the Administrative Agent which shall make such item available to each Lender (or, in the case of clause (f), to the relevant Lender):
(a)    concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of the Company stating that the Responsible Officer executing such certificate on behalf of the Company has no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Borrower with the provisions of this Agreement referred to therein, including calculations in reasonable detail with respect to compliance with Section 7.1;
(b)    concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b), a narrative discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;
(c)    to the Administrative Agent on behalf of each Required Lender promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that, following reasonable request of the Administrative Agent (which right to request shall be exercised no more than once during a 12-month period), any Borrower or any ERISA Affiliate shall have promptly requested from the administrator or sponsor of a Multiemployer Plan with respect to such Multiemployer Plan;
(d)    promptly, subject to applicable confidentiality agreements of the Group Members, such reasonably available additional financial and other information as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request; and
(e)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.
Documents required to be delivered pursuant to Section 6.1, Section 6.2 or Section 6.7 may be delivered electronically and if so delivered, shall be deemed to have been delivered to, and received by, the Administrative Agent and Lenders on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or governmental third-party website or whether sponsored by the Administrative Agent); provided, that at the request of the Administrative Agent, the Company shall provide by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall register through the Company’s website using the following link (http://ir.lear.com/alerts.cfm) to receive email alerts for all press releases and all SEC Filings (such alerts, the “Email Alerts”). Until the Administrative Agent provides written notice to a Responsible Officer of the Company that the Administrative Agent has unsubscribed from such Email Alerts, the Company shall not be required to notify the Administrative Agent of the posting of any such documents posted on such website.
6.3    Payment of Obligations. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations in respect of Taxes, assessments and governmental charges or levies of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP, or, in the case of Foreign Subsidiary Borrowers or other Foreign Subsidiaries, with generally accepted accounting principles in effect from time to time in their respective jurisdiction of organization, with respect thereto have been provided on the books of the Company and its Subsidiaries.
6.4    Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise not prohibited by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply in all material respects with all Requirements of Law; and (c) maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and duly appointed agents with Anti-Corruption Laws and applicable Sanctions.
6.5    Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted except as would not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on its material property in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business.
6.6    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender (subject to reasonable confidentiality agreements) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and managerial employees of the Group Members and with their independent certified public accountants, provided that an officer of the Company shall be provided reasonable opportunity to participate in any such discussion with the accountants; provided further that such inspections shall be coordinated through the Administrative Agent so that in the absence of an Event of Default, not more than one such inspection shall occur in any calendar year. The Administrative Agent and the Lenders agree to use reasonable efforts to coordinate and manage the exercise of their rights under this Section 6.6 so as to minimize the disruption to the business of the Company and its Subsidiaries resulting therefrom.
6.7    Notices. Upon a Responsible Officer learning of the same, promptly give notice to the Administrative Agent and each Lender of:
(a)    the occurrence of any Default or Event of Default;
(b)    any litigation or proceeding affecting any Borrower (i) which would reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA

Event(s) that have occurred, would reasonably be expected to result in a Material Adverse Effect; and
(d)    any other development or event that has had or would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Borrower proposes to take with respect thereto.
6.8    Environmental Laws. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
(a)    comply with, and take all commercially reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take all commercially reasonable steps to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and
(b)    conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws; provided, however, that no Borrower shall be deemed in violation of this Section 6.8(b) if it promptly challenges any such order or directive and pursues such challenge or challenges diligently, and the pendency of such challenges, in the aggregate could not reasonably be expected to have a Material Adverse Effect.
6.9    Foreign Subsidiary Borrowers. Cause each Foreign Subsidiary Borrower to be a Wholly Owned Subsidiary, unless approved by the Administrative Agent.
6.10    [Reserved].
6.11    Designation of Subsidiaries. The Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing and (b) immediately after giving effect to such designation, the Company and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenant set forth in Section 7.1 (and, as a condition precedent to the effectiveness of any such designation, the Company shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness of such Subsidiary existing at such time.
SECTION 7.    NEGATIVE COVENANTS
The Company (and, solely to the extent relating to any Foreign Subsidiary Borrower, each such Foreign Subsidiary Borrower) hereby agrees that, commencing on the Closing Date and so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder:
7.1    Financial Covenant. The Company shall not permit, on the last day of any fiscal quarter beginning with the first fiscal quarter end date following the Closing Date, the Consolidated Leverage Ratio for the four consecutive fiscal quarters of the Company ending with such fiscal quarter end date to exceed 3.50:1.00; provided, however, that the Company shall be permitted, not more than three times during the term of this Agreement, to elect that the required Consolidated Leverage Ratio be increased to 4.00:1.00 in connection with a Material Acquisition for the period beginning on the closing date of such Material Acquisition (including for pro forma determinations subsequent to such closing date) until (and including) the last day of the fourth full fiscal quarter of the Company following the closing date of such Material Acquisition (an “Acquisition Holiday”), so long as the Company is in compliance on a pro forma basis with a maximum Consolidated Leverage Ratio of 4.00:1.00 on the closing date of such Material Acquisition immediately after giving effect to such Material Acquisition; provided further, that (i) the Company shall provide notice in writing to the Administrative Agent of such Acquisition Holiday and a transaction description of such Material Acquisition (regarding the name of the person or assets being acquired, the purchase price and the Consolidated Leverage Ratio on a pro forma basis) and (ii) at the end of any Acquisition Holiday, the required Consolidated Leverage Ratio shall revert to 3.50:1.00 for one fiscal quarter end date prior to electing another Acquisition Holiday.

7.2    Indebtedness. The Company shall not permit any of its Restricted Subsidiaries to create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
(a)    Indebtedness of any Borrower pursuant to any Loan Document;
(b)    Indebtedness of any Restricted Subsidiary owing to the Company or any other Restricted Subsidiary;
(c)    unsecured Guarantee Obligations incurred in the ordinary course of business or with respect to Indebtedness permitted pursuant to this Agreement;
(d)    Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(d);
(e)    Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $250,000,000 at any one time outstanding;
(f)    additional Indebtedness of the Restricted Subsidiaries not otherwise permitted by this Section 7.2 in an aggregate principal amount, when combined with (i) the aggregate principal amount of Indebtedness secured by Liens permitted by Section 7.3(k) and (ii) Indebtedness incurred in connection with any sale-leaseback transaction permitted by Section 7.6(c), not to exceed the Permitted Priority Debt Amount at any one time outstanding;
(g)    Indebtedness of the Restricted Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, customs, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;
(h)    Indebtedness of the Restricted Subsidiaries (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is repaid within five Business Days or (ii) consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(i)    letters of credit issued for the account of any Restricted Subsidiary in the ordinary course of business;
(j)    obligations of Chinese Subsidiaries in respect of Chinese Acceptance Notes in the ordinary course of business;
(k)    Indebtedness of a joint venture (including a joint venture which is treated as a Subsidiary as a result of Accounting Standards Codification 810 (Topic 810, “Consolidation”) (or any other Accounting Standards Codification having a similar result or effect)) as long as such Indebtedness is non-recourse to the Company or any other Restricted Subsidiary of the Company (other than a Restricted Subsidiary the sole assets of which are the equity interests in one or more joint ventures); provided that notwithstanding the foregoing joint ventures may create, incur or assume Indebtedness with recourse to the Company or any other Restricted Subsidiary of the Company not to exceed the greater of (x) $300,000,000 and (y) 3% of Consolidated Assets in an aggregate principal amount at any time;
(l)    Indebtedness incurred pursuant to Receivable Financing Transactions; provided that the aggregate Attributable Receivable Indebtedness thereunder shall not exceed $500,000,000;
(m)    Indebtedness incurred by any Restricted Subsidiary pursuant to working capital lines of credit or any overdraft line or other cash management system; and
(n)    Indebtedness under tax-favored or government-sponsored financing transactions; provided that (i) the terms of such transactions and the Group Members party thereto have been approved by the Administrative Agent, (ii) such Indebtedness is not senior in right of payment to the Obligations, and (iii) the aggregate principal amount of such Indebtedness shall not exceed $75,000,000 at any time;
(o)    Seller Debt and Earn-outs incurred in connection with Acquisitions;
(p)    Indebtedness of any Restricted Subsidiaries acquired pursuant to an Acquisition (or Indebtedness assumed at the time of an Acquisition of an asset securing such Indebtedness) in an aggregate principal amount not to exceed at any time the greater of (x) $300,000,000 and (y) 3% of Consolidated Assets; provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Acquisition;
(q)    Contingent obligations with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions and (ii) purchasers in connection with Dispositions permitted under Section 7.5; and
(r)    solely to the extent that no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, Indebtedness which serves to refund, replace, extend repurchase, redeem or refinance any Indebtedness permitted under paragraphs (d), (e), (f) or (o) of this Section, or any Indebtedness issued to so refund, replace, extend, repurchase or refinance such Indebtedness, including, in each case, additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Permitted Refinancing Indebtedness”) at or prior to its respective maturity; provided, however, that:
(i)    the weighted average life to maturity of such Permitted Refinancing Indebtedness shall not be shorter than the weighted average life to maturity of such refinanced Indebtedness at the time of such refunding or refinancing;
(ii)    to the extent such Permitted Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Obligations, such Permitted Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refunded or refinanced;

(iii)    such Permitted Refinancing Indebtedness shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced, extended, repurchased, redeemed or refinanced (including any premium, expenses, costs and fees incurred in connection with such refund, replacement or refinancing);
(iv)    the obligors in respect of such Permitted Refinancing Indebtedness (including in their capacities as primary obligor and guarantor) are the same as for the Indebtedness being refinanced; and
(v)    any Liens securing such Permitted Refinancing Indebtedness are not extended to any property which does not secure the Indebtedness being refinanced.
7.3    Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
(a)    Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto (if required by GAAP) are maintained on the books of the Company or its Restricted Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdiction of organization);
(b)    landlord’s carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier, construction or other like Liens in the ordinary course of business that are not overdue for a period of more than 45 days or that are being bonded or contested in good faith by appropriate proceedings;
(c)    (i) pledges or deposits made in connection with workers’ compensation, unemployment insurance and other social security legislation, and (ii) Liens (A) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (B) in favor of a banking institution or financial intermediary, encumbering amounts credited to deposit, securities or commodities accounts (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts;
(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, utility payments and other obligations of a like nature incurred in the ordinary course of business;
(e)    zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, mortgage rights, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
(f)    Liens in existence on the Closing Date and listed on Schedule 7.3(f) and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Company or any of its Restricted Subsidiaries;
(g)    Liens securing Indebtedness of the Company or any other Restricted Subsidiary permitted by Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created within 270 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and proceeds thereof and (iii) the amount of Indebtedness secured thereby is not increased and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Company or any of its Restricted Subsidiaries;
(h)    any interest or title of a lessor under any lease entered into by the Company or any other Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;
(i)    Liens with respect of leases, licenses, sublicenses or subleases granted to others not interfering in any material respect with the businesses of the Company or any of its Restricted Subsidiaries;
(j)    Liens with respect to operating leases not prohibited under this Agreement and entered into in the ordinary course of business;
(k)    Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of Indebtedness or obligations of the Company and the Restricted Subsidiaries secured thereby, together with (i) the aggregate principal amount of Indebtedness of the Restricted Subsidiaries incurred in reliance on Section 7.2(f) and (ii) Indebtedness incurred in connection with any sale-leaseback transaction permitted by Section 7.6(c), does not exceed the Permitted Priority Debt Amount at any one time;
(l)    receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;
(m)    (i) Liens on the assets of joint ventures and their Subsidiaries and on the Capital Stock of joint ventures and their Subsidiaries securing obligations of such Persons that are not prohibited by Section 7.2 so long as such Liens do not encumber any assets or property of the Company or its Restricted Subsidiaries other than the assets or Capital Stock of such joint ventures and their Subsidiaries, (ii) Liens on the Capital Stock of Unrestricted Subsidiaries and their Subsidiaries securing obligations of such Persons so long as such Liens do not encumber any assets or property of the Company or its Restricted Subsidiaries other than the Capital Stock of such Unrestricted Subsidiaries and their Subsidiaries and (iii) options, put and call arrangements, rights of first refusal and similar rights relating to joint ventures, Unrestricted Subsidiaries and their respective Subsidiaries;
(n)    attachment, judgment or other similar Liens securing judgments or decrees not constituting an Event of Default under Section 8.1(h) or securing appeal or other surety bonds related to such judgments or decrees;
(o)    Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business;
(p)    statutory Liens and rights of offset arising in the ordinary course of business of the Company and its Restricted Subsidiaries;
(q)    Liens on assets of Foreign Subsidiaries securing Indebtedness of a Foreign Subsidiary permitted by Sections 7.2(f) and 7.2(k) and securing other obligations under the agreements governing or relating to such Indebtedness; so long as such Liens do not encumber the Capital Stock of the

Company or any of its Restricted Subsidiaries;
(r)    pledges of cash or Cash Equivalents or deposits of cash or Cash Equivalents made to support obligations of the Group Members (i) permitted pursuant to Section 7.2(i) or (ii) arising under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;
(s)    Liens arising in connection with financing transactions permitted by Section 7.2(n);
(t)    Liens on property or assets acquired pursuant to an Acquisition, or on property or assets of a Restricted Subsidiary of the Company in existence at the time such Restricted Subsidiary is acquired pursuant to an Acquisition; provided that (i) such Liens do not secure Indebtedness and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Acquisition and do not attach to any other asset of the Company or any of its Restricted Subsidiaries and extensions, renewals and replacements of any such Liens so long as the principal amount of obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Company or any of its Restricted Subsidiaries;
(u)    [reserved];
(v)    Liens resulting from cash pooling and cash management arrangements entered into in the ordinary course of business;
(w)    Liens on receivables and customary related assets securing Indebtedness arising under Receivable Financing Transactions;
(x)    the exchange or transfer within China of Chinese Acceptance Notes by Chinese Subsidiaries of the Company in the ordinary course of business;
(y)    Liens, if any, arising under or in connection with Escrow Funding Arrangements;
(z)    Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder;
(aa)    Liens (i) on cash or Cash Equivalent advances in favor of the seller of any property to be acquired in an Acquisition to be applied against the purchase price for such Acquisition or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted pursuant to Section 7.5; and
(bb)    Liens arising out of any conditional sale, title retention, consignment or similar arrangements for the purchase or sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business.
7.4    Fundamental Changes. The Company shall not, and shall not permit any Borrower to, enter into any merger, consolidation or amalgamation (unless, in each case, the Company or such Borrower is the continuing or surviving Person), or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that:
(a)    with respect to any Borrower other than the Company, if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, any such Borrower may be consolidated with, merged into or liquidated or dissolved into, any Person; provided that, simultaneously with such transaction, (x) the Person formed by such consolidation or into which such Borrower is merged, liquidated or dissolved shall expressly assume all obligations of such Borrower under the Loan Documents, (y) the Person formed by such consolidation or into which such Borrower is merged, liquidated or dissolved shall be organized under the laws of the jurisdiction of such Borrower and (z) such Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, consolidation, liquidation or dissolution complies with this Agreement; and
(b)    with respect to the Company, if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, the Company may be consolidated with, merged into, or liquidated or dissolved into, any Person; provided that, simultaneously with such transaction, (x) the Person formed by such consolidation or into which the Company is merged, liquidated or dissolved or substituted shall expressly assume all obligations of the Company under the Loan Documents, (y) the Person formed by such consolidation or into which the Company is merged, liquidated or dissolved or substituted shall be a corporation, limited liability company or limited liability partnership organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (z) the Company shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, consolidation, liquidation or dissolution or substitution complies with this Agreement.
7.5    Sale of All or Substantially All Assets. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries, on a consolidated basis, other than pursuant to a transaction permitted pursuant to Section 7.4.
7.6    Sale-Leaseback Transactions. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale-leaseback transaction with respect to any Property unless:
(a)    the sale-leaseback transaction is solely with the Company or a Restricted Subsidiary,
(b)    the lease is for a period not in excess of 24 months, including renewals, or
(c)    the Indebtedness incurred in connection with such sale-leaseback transaction and all other sale-leaseback transactions entered into after the Closing Date with respect to Property (other than any such sale-leaseback transaction that would be permitted by clause (a) and (b) above), together with (i) the aggregate principal amount of Indebtedness secured by Liens permitted by Section 7.3(k) and (ii) the aggregate principal amount of Indebtedness of the Restricted Subsidiaries incurred in reliance on Section 7.2(f), does not exceed the Permitted Priority Debt Amount at any one time outstanding.
7.7    Lines of Business. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any business, either directly or through any Subsidiary, except for those businesses in which the Company and its Restricted Subsidiaries are engaged on the date of this Agreement or that are reasonably related, complimentary, incidental or ancillary thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or similar thereto.
7.8    Use of Proceeds. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, use the proceeds of the Loans for purposes other than those described in Section 4.15. No Borrower shall request any Loan or Letter of Credit, and the Company shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and duly appointed agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 8.    EVENTS OF DEFAULT
8.1    Events of Default. If any of the following events shall occur and be continuing on or after the occurrence of the Closing Date:
(a)    any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by any Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
(c)    any Borrower shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a) or Section 7 of this Agreement; or
(d)    any Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Company; or
(e)     any Group Member (other than an Immaterial Subsidiary) shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans or any intercompany Indebtedness) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount (or the termination value, as applicable) of which exceeds in the aggregate $200,000,000; or
(f)    (i) the Company or any of its Restricted Subsidiaries (other than 4% Subsidiaries) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against the Company or any of its Restricted Subsidiaries (other than 4% Subsidiaries) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Restricted Subsidiaries (other than 4% Subsidiaries) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Board of Directors of the Company shall authorize any action set forth in clause (i) above; or (v) the Company or any of its Restricted Subsidiaries (other than 4% Subsidiaries) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or the Company or any of its Restricted Subsidiaries (other than 4% Subsidiaries) shall make a general assignment for the benefit of its creditors; provided that all 4% Subsidiaries that are subject to any of the proceedings or actions described in clauses (i) through (vi) of this paragraph (f) shall not at any time contribute in the aggregate more than 5% of Consolidated Assets or more than 5% of Consolidated Revenues; or
(g)    (i) an ERISA Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Single Employer Plan, (iii) the PBGC shall institute proceedings to terminate any Single Employer Plan(s); (iv) any Borrower or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or
(h)    one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (excluding any amounts paid or covered by insurance as to which the relevant insurance company has not denied coverage) of $200,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
(i)    any of the Loan Documents (including, for the avoidance of doubt, the guarantee set forth in Section 11) shall cease, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all of the Obligations (other than contingent indemnification or reimbursement obligations), to be in full force and effect, or any Borrower or any Affiliate of any Borrower shall so assert (other than a revocation, termination or rescission that is expressly permitted hereunder or thereunder or that occurs as a result of the satisfaction in full of all of the Obligations (other than contingent indemnification or reimbursement obligations)); or
(j)    a Change of Control shall have occurred;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Company, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of

Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Company shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.
SECTION 9.    THE ADMINISTRATIVE AGENT
9.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each of the Administrative Agent, in its capacity as such, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent, as applicable, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
9.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The exculpatory provisions of this Agreement and of the other Loan Documents shall apply to any such agent or attorney-in-fact and to their Related Parties (as defined below).
9.3    Exculpatory Provisions. (a) Neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact, controlling persons or affiliates (collectively, the “Related Parties”) shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Borrower a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower.
(b)    (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.3(b) shall be conclusive, absent manifest error.
(ii)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    Each Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower except, in each case, to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds of any Borrower.

(iv)    Each party’s obligations under this Section 9.3(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
(v)    The Credit Parties acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Borrowers) between the Borrowers and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Borrowers or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Credit Parties acknowledge that JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them.. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the other Credit Parties by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the other Credit Parties, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrowers or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Borrower, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Credit Parties, or any formal or informal committee or ad hoc group of such Credit Parties, including at the direction of a Borrower.
9.4    Reliance by Administrative Agent. The Administrative Agent and its Related Parties shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent and its Related Parties may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and its Related Parties shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and its Related Parties shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
9.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or any Borrower referring to this Agreement, describing such Default or

Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as they shall deem advisable in the best interests of the Lenders.
9.6    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Borrower or any Affiliate of a Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower or any Affiliate of a Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.
9.7    Indemnification. The Lenders agree to indemnify the Administrative Agent and its Related Parties (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind (including reasonable attorneys’ fees and expenses) whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s bad faith, gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8    Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
9.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Company. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.
9.10    Execution of Loan Documents. The Lenders hereby empower and authorize the Administrative Agent, on behalf of the Lenders, to execute and deliver to the Borrowers the other Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, any intercreditor agreement contemplated hereby. Each Lender agrees that any action taken by the Administrative Agent or the Required Lenders (or any other instructing group of Lenders specified by this Agreement) in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent or the Required Lenders (or any other instructing group of Lenders specified by this Agreement) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
9.11    No Other Duties. None of the Arrangers, the Joint Bookrunners, the Co-Documentation Agents or the Syndication Agents identified on the cover page of the Agreement shall have any duties or responsibilities hereunder in their capacities as such.
SECTION 10.    MISCELLANEOUS
10.1    Amendments and Waivers. (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1 or as otherwise specifically provided for in this Agreement or other Loan Document. The Required Lenders and each Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Borrower party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any principal amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders), (y) in connection with the waiver or extension of any mandatory prepayment hereunder and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) except in connection with a transaction permitted hereunder, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; (iii) change any of the provisions of this Section or the definition of “Required Lenders,” “Majority Facility Lenders ” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly and adversely affected; (iv) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (v) except as provided herein, amend, modify or waive any provision of Section 2.2 or 2.3 without the written consent of each Swingline Lender; (vi) release the Company from its obligations set forth under Section 11 without the consent of all Lenders; (vii) amend, modify or waive any provision of Section 2.14 or Section 10.7(a) without the consent of all Lenders; or (viii) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Not withstanding anything to the contrary set forth in this paragraph, this Agreement may be amended pursuant to an Incremental Amendment in accordance with Section 2.19.
(b)    Notwithstanding the foregoing, Schedule 1.1B may be amended as follows:
(i)    Schedule 1.1B may be amended, following at least five Business Days prior notice to the Administrative Agent and the Lenders, to add Wholly Owned Subsidiaries of the Company organized in jurisdictions reasonably satisfactory to the Administrative Agent as additional Foreign Subsidiary Borrowers upon (A) execution and delivery by the Company, any such Foreign Subsidiary Borrower and the Administrative Agent of a Joinder Agreement providing for any such Subsidiary to become a Foreign Subsidiary Borrower, and (B) delivery to the Administrative Agent of (I) a Foreign Subsidiary Opinion in respect of such additional Foreign Subsidiary Borrower (including as to the applicability of any withholding Taxes) in form and substance reasonably satisfactory to the Administrative Agent, (II) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (III) such other documents with respect thereto as the Administrative Agent shall reasonably request.; provided that, Schedule 1.1B shall not be amended if any Lender notifies the Company and the Administrative Agent in writing within three Business Days of receipt of such notice that it has determined in good faith that any commitment to extend credit, or the extension of credit, by such Lender to such proposed Foreign Subsidiary Borrower would violate any Requirements of Law applicable to such Lender.

(ii)    Schedule 1.1B may be amended to remove any Subsidiary as a Foreign Subsidiary Borrower upon (A) execution and delivery by the Company of a written amendment providing for such amendment and (B) repayment in full of all outstanding Loans of such Foreign Subsidiary Borrower.
(iii)    The Administrative Agent agrees to promptly notify the Lenders of any amendment effected pursuant to this Section 10.1(b) (via IntraLinks or such other communication permitted under this Agreement).
(c)    The Company shall be permitted to replace any Lender that requests, on behalf of itself or any Participant with respect to which the applicable Borrower has provided its consent for the payment of greater amounts pursuant to Section 10.6(c)(i), any payment under Section 2.15 or 2.16 or that does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement (including, for the avoidance of doubt, amendments to Schedule 1.1B) or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained) or any Lender that becomes a Defaulting Lender or an Affected Lender, or any Lender that does not accept any Extension Offer or any Lender under a Refinanced Facility that does not participate in the applicable Replacement Facility, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) the Company shall be liable to such replaced Lender under Section 2.17 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent and each Issuing Lender, if any, under the applicable Facility, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Company shall be obligated to pay the processing and recordation fee referred to therein) or in accordance with other procedures established by the Administrative Agent (which may include a deemed assignment by the replaced Lender rather than execution and delivery of an Assignment and Assumption) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Lender shall have against the replaced Lender.
(d)    Notwithstanding the foregoing, this Agreement may be amended or amended and restated (x) with the written consent of the Administrative Agent, the Company and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the Loans outstanding under an Incremental Term Facility or any prior Replacement Facility (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (iii) all other terms applicable to such Replacement Term Loans shall substantially identical to, or less favorable to the Lenders providing, such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date and (y) with the written consent of the Administrative Agent, the Company and the Lenders providing the relevant Replacement Revolving Loans (as defined below) to permit the refinancing of any Refinanced Term Loans or the Revolving Facility (“Refinanced Revolving Facility” and collectively with Refinanced Term Loans, “Refinanced Facilities”) with a replacement revolving facility hereunder (“Replacement Revolving Facility” and collectively with Replacement Term Loans, “Replacement Facilities”); provided that (i) the aggregate principal amount of such Replacement Revolving Facility shall not exceed the aggregate principal amount of such Refinanced Term Loans or such Refinanced Revolving

Facility, as applicable, (ii) the final maturity date of such Replacement Revolving Facility shall be no earlier than the last scheduled maturity date of such Refinanced Term Loans or the commitment termination date of such Refinanced Revolving Facility, as applicable, (iii) if refinancing or replacing Refinanced Term Loans, the Replacement Revolving Facility shall be fully drawn on the closing date thereof and the proceeds of the Replacement Revolving Facility shall be used to repay the outstanding Refinanced Term Loans, (iv) if refinancing or replacing a Refinanced Revolving Facility, the Replacement Revolving Facility shall refinance or replace the entire Refinanced Revolving Facility and shall be drawn on the closing date thereof to the extent necessary to repay, and the proceeds of such draw under the Replacement Revolving Facility shall be used to the extent necessary to repay, the outstanding amounts under the Refinanced Revolving Facility and (v) the Replacement Revolving Facility shall be on terms and pursuant to documentation to be determined by the Company, the Administrative Agent and the Persons willing to provide such Replacement Revolving Facility, provided that to the extent such terms and documentation are not consistent with the applicable Refinanced Facility (other than with respect to pricing) they shall be reasonably satisfactory to the Administrative Agent.
(e)    In addition, notwithstanding the foregoing, this Agreement, including this Section 10.1, and the other Loan Documents may be amended (or amended and restated) pursuant to Section 2.19 in order to add any Incremental Facility to this Agreement and (a) to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement (including the rights of the lenders under Incremental Facility to share ratably with the Revolving Facility in prepayments pursuant to Sections 2.7 and 2.8) and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facility in any determination of the Required Lenders and (c) to amend other provision of the Loan Documents so that the Incremental Facility is appropriately incorporated (including this Section 10.1).
(f)    Notwithstanding anything to the contrary contained in this Section 10.1, the Administrative Agent and the Company, in their sole discretion, may amend, modify or supplement any provision of this Agreement or any other Loan Document to amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, so long as such amendment, modification or supplement does not directly and adversely affect the obligations of any Lender or Issuing Lender. Such amendments shall become effective without any further action or consent of any other party to any Loan Document.
(g)    Notwithstanding the foregoing, this Agreement may be amended with the consent of the Company, the Administrative Agent and the applicable Swingline Lenders in order to increase the Swingline Alternative Currency Limit and the Swingline Dollar Limit (to the extent set forth in the respective definitions thereof) and the related Swingline Alternative Currency Commitments and Swingline Dollar Commitments.
(h)    Notwithstanding the foregoing, this Agreement may be amended in accordance with Section 2.19 (including as contemplated by an Incremental Amendment in accordance with such section) and Section 2.21 (including as contemplated by an Extension Agreement in accordance with Section 2.21 evidencing Extension Permitted Amendments).
(i)    Notwithstanding the foregoing, this Agreement may be amended by the Administrative Agent and Company as contemplated by Section 1.5 in order to fully effectuate the transactions contemplated by such section.
10.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein,

shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers, the Administrative Agent and the Swingline Alternative Currency Lender, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:	Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033
Attention: Marianne Vidershain
Telephone: (248) 447-5541
Email: mvidershain@lear.com

With copies to:

Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033
Attention: Amanda Pontes
Telephone: (248) 447-5068
Email: apontes@lear.com

With copies to (which shall not constitute a notice hereunder):

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601-9703
Telephone: (312) 558-3220
Email: ABerlin@winston.com

Administrative Agent	If to the Administrative Agent from the Lenders, to the address or addresses separately provided in the administrative questionnaire.

If to the Administrative Agent from the Borrower, to the address or addresses separately provided to the Borrower.

Swingline Dollar Lender:	If to the Swingline Dollar Lender from the Borrower, to the address or addresses separately provided to the Borrower.

Swingline Alternative	BNP Paribas Corporate and Institutional Banking
Currency Lender:	Herengracht 595
1017 CE Amsterdam
Netherlands
Attention: Theo Schrage
Martijn Van Went
Telephone: +31 627 086 569
+31 627 086 565

Email: theo.schrage@bnpparibas.com
martijn.vanwent@bnpparibas.com

With copies to:

BNP Paribas Corporate and Institutional Banking
Herengracht 595
1017 CE Amsterdam
Netherlands
Attention: Edna Gouveia
Telephone: +31 887 380 999
Email: edna.gouveia@bnpparibas.com
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
Notices and other communications to the Borrowers, the Lenders, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
10.5    Payment of Expenses; Indemnification. The Borrowers agree (a) to pay or reimburse the Administrative Agent for all its reasonable, out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel and any financial advisor or third party consultants or appraisers to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Company prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Issuing Lender, the Swingline Lenders and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, including in connection with any work-out, restructuring, forbearance or other amendment providing relief to the Borrowers, the other Loan Documents and any such other documents related thereto, including the reasonable fees and disbursements of counsel and any financial advisor or third party consultants or appraisers to the Administrative Agent and the reasonable fees and disbursements of counsel to the several Lenders; provided that, in the case of clauses (a) and (b), the Borrowers shall not be obligated to so reimburse for more than one law firm (and, in addition to such law firm, (i) any local counsel engaged in each relevant jurisdiction by such law firm and (ii) in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected parties) as counsel for the Lenders and the Administrative Agent, (c) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lenders and the Administrative Agent harmless from, any and all recording and filing fees, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents related thereto, and (d) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lenders and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, advisors, trustees and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of any litigation, investigation or proceeding with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents and instruments referred to therein, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Company, its equity holders, affiliates or creditors, or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Borrower under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert and to cause their respective Subsidiaries not to assert, and hereby waive and agree to cause their respective Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee unless such rights arise out of conditions created by the gross negligence, bad faith or willful misconduct of such Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after a reasonably detailed written demand therefor. Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to Marianne Vidershain (Telephone No. (248) 447-5541; and Email: mvidershain@lear.com), at the address of the Borrowers set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the applicable Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.
10.6    Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder to any Borrower or any of its Affiliates.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below and subject to paragraph (a)(iii) above, any Lender may assign to one or more Eligible Assignees, other than an Ineligible Institution, (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
(A)    the Company (such consent not to be unreasonably withheld), provided that no consent of the Company shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Company shall be deemed to have consented to any such assignment unless the Company shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;
(B)    the Administrative Agent,
(C)    any Swingline Lender; provided that no consent of any Swingline Lender shall be required for an assignment of Term Loans, and
(D)    any Issuing Lender; provided that no consent of any Issuing Lender shall be required for an assignment of Term Loans.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Administrative Agent and the Company otherwise consent;
(B)    (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and
(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with and to the extent permitted by paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest thereon) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available electronically for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the requirements and limitations of, Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees in writing to be subject to the provisions of Section 2.18 and Section 10.1(c) as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.
(i)    A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. No Participant shall be entitled to the benefits of Section 2.16 unless such Participant complies with Sections 2.16(e), (f), (g) and (h) as if it were a Lender (it being understood that the documentation required under those Sections shall be delivered to the participating Lender).
(ii)    In the event that any Lender sells a participation in a Loan, such Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of all participants in the Loans held by it and the principal amount (and stated interest thereon) of the portion of the Loan which is the subject of the participation (the “Participation Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participation Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Revolving Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. A Loan may be participated in whole or in part only by registration of such participation on the Participation Register. Any transfer of such participation may be effected only by the Registration of such transfer on the Participation Register. The entries in the Participation Register shall be conclusive absent manifest error and such Lender shall treat such participants whose name is recorded in the Participation Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. The Participation Register shall be available for inspection by the Administrative Agent at any reasonable time upon reasonable prior notice.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e)    Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
(f)    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b) (but with regard to the requirements set forth in Section 10.6(b)(iv)). Each of the Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7    Adjustments; Set off. (a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or Lenders (including assignments made pursuant to Section 10.6), if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it in a greater proportion than any such payment to any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any Obligations becoming due and payable by a Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such Obligations any and all deposits (general or special, time or demand, provisional or final but not any trust or fiduciary account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of an originally executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.
10.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
10.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
10.12    Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of (i) any State or Federal court of competent jurisdiction sitting in New York County, New York; and (ii) appellate courts from any thereof, or, to the extent such courts lack subject matter jurisdiction, the Courts of the State of New York, located in the County of New York; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right against any property of any Borrower in any other forum in which jurisdiction can be established;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower or the Company at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto (and each Foreign Subsidiary Borrower hereby irrevocably and unconditionally appoints the Company as its agent to receive on behalf of such Foreign Subsidiary Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding in any such New York State or Federal court);
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
10.13    Acknowledgements. Each Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    none of the Administrative Agent, the Arrangers, the Joint Bookrunners, the Co-Documentation Agents, the Syndication Agents nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Arrangers, the Joint Bookrunners, the Co-Documentation Agents, the Syndication Agents and the Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)     no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.
10.14    [Reserved].
10.15    Confidentiality. (a) Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Borrower, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisors to such counterparty), (c) to its affiliates, employees, officers, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, provided that such Persons have been advised of the confidentiality provisions hereof and are subject thereto, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to any insurance provider relating to such Lender’s obligations hereunder, or (k) with the consent of the Company.
(b)    Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning each Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
(c)    All information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about each Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
(d)    For the avoidance of doubt, nothing in this confidentiality provision shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
10.16    Satisfaction in Applicable Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligation of each Borrower hereunder or in respect of the Letters of Credit to make payments in a currency (the “Agreement Currency”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the Agreement Currency, be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent and the Lenders of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent and the Lenders may in

accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent and the Lenders in the Agreement Currency, the applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the Issuing Lenders and each Lender (as an alternative or additional cause of action) against such loss (if any) and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Administrative Agent and the Lenders in the Agreement Currency, the Administrative Agent and the Lenders agree to remit such excess to the applicable Borrower. The obligations of each Borrower contained in this Section 10.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
10.17    WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
10.18    USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.
10.19    Power of Attorney. Each Foreign Subsidiary Borrower hereby grants to the Company an irrevocable power of attorney to act as its attorney-in-fact with regard to matters relating to this Agreement and each other Loan Document, including, without limitation, execution and delivery of any amendments, supplements, waivers or other modifications hereto or thereto, receipt of any notices hereunder or thereunder and receipt of service of process in connection herewith or therewith. Each Foreign Subsidiary Borrower hereby explicitly acknowledges that the Administrative Agent and each Lender have executed and delivered this Agreement and each other Loan Document to which it is a party, and has performed its obligations under this Agreement and each other Loan Document to which it is a party, in reliance upon the irrevocable grant of such power of attorney pursuant to this Section. The power of attorney granted by each Foreign Subsidiary Borrower hereunder is coupled with an interest.
10.20    Several Obligations. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Foreign Subsidiary Borrower shall be liable for any payments on the Term Loans, any other Loans made to the Company or any Letters of Credit issued hereunder (or any Obligations related to the foregoing) and no Foreign Subsidiary Borrower shall be liable for any indemnities, additional amounts, breakage, costs and expenses that do not solely relate to the Loans made to a Foreign Subsidiary Borrower (it being understood that the Company shall be solely liable for all such indemnities, additional amounts, breakage, costs and expenses). In furtherance of the foregoing, each of the parties acknowledges and agrees that the liability of each Foreign Subsidiary Borrower for the performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the Obligations of any other Borrower (including the Company); and any cash collateral posted by any Foreign Subsidiary Borrower shall not secure or be applied in satisfaction, by way of payment, prepayment or otherwise, of all or any portion of the Obligations of the Company.
10.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 11.    THE GUARANTEE
11.1    Guarantee
(a)    The Company hereby unconditionally and irrevocably guarantees to the Lenders and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Foreign Subsidiary Borrowers (including any additional borrowers designated pursuant to Section 10.1(b)) when due (whether at the stated maturity, by acceleration or otherwise) of their respective Obligations under this Agreement (hereinafter the “Foreign Subsidiary Borrower Guaranteed Obligations”).
(b)    The guarantee contained in this Section 11 shall remain in full force and effect until all the Foreign Subsidiary Borrower Guaranteed Obligations and the obligations of the Company under the guarantee contained in this Section 11 shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Foreign Subsidiary Borrowers may be free from any Obligations.
(c)    The Company shall be subrogated to all rights of the Lenders in respect of any amounts paid by the Company pursuant to the provisions of the guarantee contained in this Section 11; provided, however, that the Company shall be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation only after the principal of and interest on the Loans and all other amounts owed to the Administrative Agent and the Lenders hereunder have been paid in full.
11.2    Guarantee Absolute and Unconditional. The Company waives any and all notice of the creation, renewal, extension or accrual of any of the Foreign Subsidiary Borrower Guaranteed Obligations and notice of or proof of reliance by any Lender upon the guarantee contained in this Section 11 or acceptance of the guarantee contained in this Section 11. The Foreign Subsidiary Borrower Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 11. The Company understands and agrees that the guarantee contained in this Section 11 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this

Agreement, any of the Foreign Subsidiary Borrower Guaranteed Obligations at any time or from time to time held by any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by a Borrower or any other Person against any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of the other Borrowers for the Foreign Subsidiary Borrower Guaranteed Obligations, or of the Company under the guarantee contained in this Section 11, in bankruptcy or in any other instance; provided that nothing contained herein shall be construed to be a waiver by the Company of presentment, demand of payment, protest or notice to the Company with respect to the obligations evidenced hereby; provided, further, that the Company shall not be liable to make any payment under the guarantee contained in this Section 11 until one Business Day following receipt by the Company of written notice from the Administrative Agent or a Lender that a payment is due hereunder.
11.3    Reinstatement. The guarantee contained in this Section 11 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Foreign Subsidiary Borrower Guaranteed Obligations is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Foreign Subsidiary Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, a Foreign Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LEAR CORPORATION

By:	/s/ Marianne Vidershain
Name:	Marianne Vidershain
Title:	Vice President, Treasurer and Head of Investor Relations

[Signature Page to Second A&R Credit Agreement]

LEAR AUTOMOTIVE SERVICES (NETHERLANDS) B.V.

By:	/s/ Ian Hickman
Name:	Ian Hickman
Title:	Director

[Signature Page to Second A&R Credit Agreement]

JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and Lender

By:	/s/ Marlon Mathews
Name:	Marlon Mathews
Title:	Executive Director
[Signature Page to Second A&R Credit Agreement]

BANK OF AMERICA, N.A., as Issuing Lender, Syndication Agent, and Lender

By:	/s/ Erika Murphy
Name:	Erika Murphy
Title:	Vice President
[Signature Page to Second A&R Credit Agreement]

BNP Paribas, as Lender

By:	/s/ Christopher Sked
Name:	Christopher Sked
Title:	Managing Director

By:	/s/ Marine Ausset
Name:	Marine Ausset
Title:	Vice President

BNP Paribas SA Netherlands Branch, as Swingline Lender

By:	/s/ Theo Schrage
Name:	Theo Schrage
Title:	Managing Director

By:	/s/ Matijn Van Went
Name:	Matijn Van Went
Title:	Managing Director

BNP Paribas, as Syndication Agent

By:	/s/ Christopher Sked
Name:	Christopher Sked
Title:	Managing Director

By:	/s/ Marine Ausset
Name:	Marine Ausset
Title:	Vice President

[Signature Page to Second A&R Credit Agreement]

Citibank, N.A., as Syndication Agent, an Issuing Lender, and Lender

By:	/s/ Susan Olsen
Name:	Susan Olsen
Title:	Vice President
[Signature Page to Second A&R Credit Agreement]

HSBC Bank USA, N.A., as Issuing Lender, Joint Lead Arranger, Syndication Agent, and Lender

By:	/s/ Lily M Liu
Name:	Lily M Liu
Title:	Vice President
[Signature Page to Second A&R Credit Agreement]

MUFG Bank, Ltd, as Lender and Co-Documentation Agent

By:	/s/ George Stoecklein
Name:	George Stoecklein
Title:	Managing Director

[Signature Page to Second A&R Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Co-Documentation Agent and Lender

By:	/s/ Blake Arnett
Name:	Blake Arnett
Title:	Senior Vice President

[Signature Page to Second A&R Credit Agreement]

ROYAL BANK OF CANADA, as Lender and Co-Documentation Agent

By:	/s/ Sayab Ayub
Name:	Sayab Ayub
Title:	Authorized Signatory

[Signature Page to Second A&R Credit Agreement]

SOCIETE GENERALE, as Lender and Co-Documentation Agent

By:	/s/ Kimberly Metzger
Name:	Kimberly Metzger
Title:	Director

[Signature Page to Second A&R Credit Agreement]

Sumitomo Mitsui Banking Corporation, as Lender and Co-Documentation Agent

By:	/s/ Minxiao Tian
Name:	Minxiao Tian
Title:	Director

[Signature Page to Second A&R Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender and Co-Documentation Agent

By:	/s/ Bryan Girouard
Name:	Bryan Girouard
Title:	Vice President

[Signature Page to Second A&R Credit Agreement]

Citizens Bank, N.A., as a Lender

By:	/s/ Jonathan Gleit
Name:	Jonathan Gleit
Title:	Senior Vice President

[Signature Page to Second A&R Credit Agreement]

Industrial and Commercial Bank of China Limited, New York Branch, as Lender

By:	/s/ Xuan Zhang
Name:	Xuan Zhang
Title:	Assistant Vice President

By:	/s/ Pinyen Shih
Name:	Pinyen Shih
Title:	Executive Director

[Signature Page to Second A&R Credit Agreement]

UNICREDIT BANK GMBH, NEW YORK BRANCH, as a Lender

By:	/s/ Michele Cioffi
Name:	Michele Cioffi
Title:	Director

By:	/s/ Peter Daugavietis
Name:	Peter Daugavietis
Title:	Director

[Signature Page to Second A&R Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Jeffery S. Johnson
Name:	Jeffery S. Johnson
Title:	Senior Vice President

[Signature Page to Second A&R Credit Agreement]

Bank of China Limited, Chicago Branch, as a Lender

By:	/s/ Libo Sun
Name:	Libo Sun
Title:	SVP & Branch Manager
[Signature Page to Second A&R Credit Agreement]

Comerica Bank, as Lender

By:	/s/ Mark L. Lashbrook
Name:	Mark L. Lashbrook
Title:	Vice President
[Signature Page to Second A&R Credit Agreement]

Fifth Third, National Association, as Lender

By:	/s/ Will Batchelor
Name:	Will Batchelor
Title:	Managing Director

[Signature Page to Second A&R Credit Agreement]

The Huntington National Bank, as a Lender

By:	/s/ Neil G. Mesch
Name:	Neil G. Mesch
Title:	Managing Director

[Signature Page to Second A&R Credit Agreement]

The Northern Trust Company, as Lender

By:	/s/ Will Hicks
Name:	Will Hicks
Title:	Vice President
[Signature Page to Second A&R Credit Agreement]